Exhibit 3.1

THE COMPANIES LAW (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SEVENTH AMENDED AND RESTATED MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

CLOOPEN GROUP HOLDING LIMITED

(adopted by a special resolution passed on November 13, 2020)

THE COMPANIES LAW (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SEVENTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

CLOOPEN GROUP HOLDING LIMITED

(adopted by a special resolution passed on November 13, 2020)

1.                                      The name of the Company is Cloopen Group Holding Limited.

2.                                      The Registered Office of the Company shall be situated at the offices of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite#5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands as the Directors may from time to time decide.

3.                                      The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (Revised) or as the same may be revised from time to time, or any other Laws of the Cayman Islands.

4.                                      The Company has unrestricted corporate capacity.  Without limitation to the foregoing, as provided by Section 27(2) of the Companies Law (Revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.  Without in any way limiting the unrestricted nature of its objects, the Company may accept mortgages over land or any other property irrespective of location.

5.                                      Nothing in any of the preceding paragraphs permits the Company to carry on any of the following businesses without being duly licensed, namely:

a.                                      the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Law (Revised); or

b.                                      insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Law (Revised); or

c.                                       the business of company management without being licensed in that behalf under the Companies Management Law (Revised).

6.                                      The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

7.                                      The authorized share capital of the Company is US$50,000 divided into (i) 341,099,986 Ordinary Shares of par value US$0.0001 each (the “Ordinary Shares”), among which 126,242,010 Class A Ordinary Shares of par value US$0.0001 each (the “Class A Ordinary Shares”) and 214,857,976 Class B Ordinary Shares of par value US$0.0001 each (the “Class B Ordinary Shares”), (ii) 18,642,038 Series A Preferred Shares of par value US$0.0001 each (the “Series A Preferred Shares”), (iii) 19,617,225 Series B Preferred Shares of par value US$0.0001 each (the “Series B Preferred Shares”), (iv) 44,659,956 Series C Preferred Shares of par value US$0.0001 each (the “Series C Preferred Shares”), (v) 12,462,157 Series D Preferred Shares of par value US$0.0001 each (the “Series D Preferred Shares”), (vi) 20,137,444 Series E Preferred Shares of par value US$0.0001 each (the “Series E Preferred Shares”), and (vii) 43,381,194 Series F Preferred Shares of a par value of US$ 0.0001 each (the “Series F Preferred Shares”), each provided always that subject to the Companies Law (as amended) and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.                                      If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Law (Revised) and, subject to the provisions of the Companies Law (Revised) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the Laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

9.                                      Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

10.                               The Company shall not have the power to issue shares to bearer.

2

THE COMPANIES LAW (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SEVENTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

CLOOPEN GROUP HOLDING LIMITED

(adopted by a special resolution passed on November 13, 2020)

INTERPRETATION

1.                                      In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”

means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of the Preferred Shares Investor, the term “Affiliate” also includes (x) any of such the Preferred Shares Investor’s general partners or limited partners, (y) the fund manager managing the Preferred Shares Investor (and general partners, limited partners and officers thereof) and other funds managed by such fund manager, and (z) trusts Controlled by or for the benefit of any such Person referred to in (x) or (y). Notwithstanding the foregoing, the Parties acknowledge and agree that (a) the name “Sequoia Capital” is commonly used to describe a variety of entities (collectively, the “Sequoia Entities”) that are affiliated by ownership or operational relationship and engaged in a broad range of activities related to investing and securities trading and (b) notwithstanding any other provision of these Articles to the contrary, these Articles shall not be binding on, or restrict the activities of, any (i) Sequoia Entity outside of the Sequoia China Sector Group or (ii) entity primarily engaged in investment and trading in the secondary securities market. For purposes of the foregoing, the “Sequoia China Sector Group” means all Sequoia Entities (whether currently existing or formed in the future) that are principally focused on companies located in, or with connections to, the PRC. For the avoidance of any doubt, none of any Investor and any director and observer of any Group Company designated by any Investor shall be deemed as an Affiliate of any Group Company. For the avoidance of doubt, with respect to New Oriental, its Affiliate shall include without limitation “New Oriental Education & Technology Group Inc.” and its Affiliates.

“Approved Sale”	shall have the meaning set forth in Article 120.

“Articles”	means these articles of association of the Company as originally formed or as from time to time altered by Special Resolution.

“Associate”

means, with respect to any Person, (1) a corporation or organization (other than the Group Companies) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of five (5) percent or more of the outstanding Equity Securities of such corporation or organization (on a fully diluted and as converted basis), (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, or (3) any relative or spouse of such Person, or any relative of such spouse.

“Auditor”	means the Person for the time being performing the duties of auditor of the Company (if any).

“Automatic Conversion”	shall have the meaning set forth in Article 8.3(c) hereof.

“Board” or “Board of Directors”	means the board of directors of the Company.

“Business Cooperation Agreement”	shall have the meaning set forth in the Shareholders Agreement.

“Business Day”	means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by Law to be closed in the PRC, Hong Kong and the Cayman Islands.

“Buy-out Notice”	shall have the meaning set forth in Article 121 hereof.

“Capital Increase Agreement”

means the Capital Increase Agreement regarding the Domestic Company dated as of June 10, 2016 entered into by and among the Domestic Company, Beijing Sequoia Shengde Equity Investment Center (Limited Partnership) (北京红杉盛德股权投资中心（有限合伙）) and certain other parties thereto.

“Charter Documents”

means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Class A Ordinary Shares”	means the Class A Ordinary Shares of the Company of par value US$0.0001 each.

“Class B Ordinary Shares”	means the Class B Ordinary Shares of the Company of par value US$0.0001 each.

“Company”	means Cloopen Group Holding Limited.

“Consent”	shall have the meaning set forth in Article 116.

“Control”

of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Convertible Loan Agreement”	means the convertible loan agreement (债转股投资协议) entered into by and among the Domestic Company, and certain parties described thereto on September 25, 2019 (as amended or restated from time to time).

“Conversion Price”

means, (i) with respect to the Series A Preferred Shares, the Series A Conversion Price, (ii) with respect to the Series B Preferred Shares, the Series B Conversion Price, (iii) with respect to Series C Preferred Shares, the Series C Conversion Price, (iv) with respect to Series D Preferred Shares, the Series D Conversion Price, (v) with respect to Series E Preferred Shares, the Series E Conversion Price, and (vi) with respect to Series F Preferred Share, the Series F Conversion Price.

“Convertible Securities”	shall have the meaning set forth in Article 8.3(E)(5)(a)(ii) hereof.

“Cooperation Document”	shall have the meaning set forth in Purchase Agreement.

“CVC”	means Novo Investment HK Limited, a limited liability company formed under the Laws of Hong Kong, and its successors in title, and permitted assigns and transferees.

“CVC Director”	shall have the meaning set forth in Article 62.

“CVC Term”	shall have the meaning set forth in Article 125.

“CVC Successor”	shall have the meaning set forth in Article 125.

“CVC Warrant”

means the warrant issued by the Company to CVC pursuant to the Purchase Agreement, together with any amendments, revisions or modifications thereof from time to time, so long as such warrant has not lapsed or been exercised or terminated.

“Deemed Liquidation Event”	means any of the following events:

(1)           any consolidation, amalgamation, scheme of arrangement or merger and acquisition of the Group taken as a whole with or into or by any other Person or other reorganization in which the Members or shareholders of the Group immediately prior to such consolidation, amalgamation, merger, acquisition, scheme of arrangement or reorganization own less than fifty percent (50%) of the Group’s voting power in the aggregate, on a fully-diluted basis, immediately after such consolidation, merger, acquisition, amalgamation, scheme of arrangement or reorganization, or any transaction or series of related transactions to which the Group is a party in which in excess of fifty percent (50%) of the Group’s voting power, on a fully-diluted basis, is transferred. For avoidance of any doubt, the following case shall not be a Deemed Liquidation Event: Main Access obtains over fifty percent (50%) of the Group’s voting power, on a fully-diluted basis, only due to any holder of Preferred Shares exercise its redemption rights under Article 8.5;

(2)           a sale, transfer, lease or other disposition of all or substantially all of the assets of the Group taken as a whole (or any series of related transactions resulting in such sale, transfer, lease or other disposition of all or substantially all of the assets of the Group taken as a whole) to any other Person;

(3) the licensing of all or substantially all of the Group’s intellectual property to any other Person; or

(4)           any termination of, or any material amendment to, the Cooperation Documents that would disable the Company to fully consolidate the financial statements of the Domestic Company with those of the Company, unless such termination or amendment is duly approved by the shareholders of the Company in accordance with the Shareholder’s Agreement.

“Decisive Agreement”

means any of the following written form of agreement, including but not limited to a contract, memorandum, framework agreement or any other forms of legal binding document which stipulate the material terms and conditions to consummate the proposed Sale.

“Determined Offeror”	shall have the meaning set forth in Article 121.

“Director”	means a director serving on the Board for the time being of the Company and shall include an alternate Director appointed in accordance with these Articles.

“Domestic Company”	means Beijing Ronglian Yitong Information Technology Co. Ltd. (北京容联易通信息技术有限公司), a limited liability company established under the Laws of the PRC.

“Drag-Along Notice”	shall have the meaning set forth in Article 120.

“Electronic Record”	has the same meaning as given in the Electronic Transactions Law (Revised).

“Equity Securities”

means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing.

“ESOP”

shall mean employees stock option plan of the Company duly approved by the Board and such other arrangements, contracts, or plans as are recommended by management and approved by the Board in accordance with the Shareholders Agreement and these Articles, including but not limited to 2016 Share Plan of the Company adopted by the Company on February 22, 2017.

“Exclusion Clause”	shall have the meaning set forth in Article 121(A) hereof.

“Exempted Distribution”

means (a) the purchase, repurchase or redemption of Ordinary Shares by the Company from terminated employees, officers or consultants in accordance with the ESOP or the Share Restriction Agreement, or pursuant to the exercise of a contractual right of first refusal held by the Company, if any, or pursuant to written contractual arrangements with the Company approved by the Board (so long as such approval includes the approval of the Majority Investor Directors and at least one of the Principal Directors), and (b) the purchase, repurchase or redemption of the Preferred Shares pursuant to these Articles (including in connection with the conversion of such Preferred Shares into Class B Ordinary Shares).

“Governmental Authority”

means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Group Company”

means each of the Company, the Holdco Subsidiary, WFOE, the Domestic Company, the Domestic Company’s Wholly Owned Subsidiaries (as defined in Shareholders Agreement), Beijing Yunrong Tianxia Technology Co., Ltd. (北京云融天下科技有限公司), Sichuan Yuntongda Technology Co., Ltd. (四川云通达科技有限公司), Beijing Tianhe Brother Technology Co., Ltd. (北京天合兄弟科技有限公司), Beijing Pino Panorama Technology Co., Ltd. (北京派诺全景科技有限公司), Cloopen Corporation (Cloopen 株式会社), and together with each Subsidiary of any of the foregoing, and “Group” or “Group Companies” refers to all of Group Companies collectively.

“Indebtedness”

of any Person means, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized in accordance with the applicable accounting standards, (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement, and (x) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (ix) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Interested Transaction”	shall have the meaning set forth in Article 81.

“Investors”	means the holders of Class B Ordinary Shares and the holders of Preferred Shares, and each an “Investor”.

“Investor Directors”	shall have the meaning set forth in Article 62.

“IPO”	shall have the same meaning as set forth in the Shareholders Agreement.

“Key Employees”	shall have the same meaning as set forth in the Shareholders Agreement.

“Law” or “Laws”

means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any formally issued written interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Lien”

means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by contract, Law, equity or otherwise.

“Main Access”	means Main Access Limited, a company incorporated under the Laws of British Virgin Islands.

“Main Access Directors”	shall have the meaning set forth in Article 62.

“Main Access Successor”	shall have the meaning set forth in Article 125.

“Main Access Terms”	shall have the meaning set forth in Article 125.

“Majority Investors”

means (A) the holders of more than fifty percent (50%) of the voting power of the issued and outstanding Preferred Shares and Class B Ordinary Shares (voting together as a single class and on an as-converted basis, (B) Majority Series E Investors and (C) Majority Series F Investors.

“Majority Investor Directors”

means at least a majority of the Investor Directors, including the PAC Director, the New Oriental Director, the Tencent Director (if and to the extent that the Tencent Director is effectively appointed) and the CVC Director (if and to the extent that the CVC Director is appointed).

“Majority Series A Investors”	means the holders of more than fifty percent (50%) of the voting power of the issued and outstanding Series A Preferred Shares (voting together as a single class and on an as-converted basis).

“Majority Series B Investors”	means the holders of more than fifty percent (50%) of the voting power of the issued and outstanding Series B Preferred Shares (voting together as a single class and on an as-converted basis).

“Majority Series C Investors”	means the holders of more than fifty percent (50%) of the voting power of the issued and outstanding Series C Preferred Shares (voting together as a single class and on an as-converted basis).

“Majority Series D Investors”	means the holders of more than fifty percent (50%) of the voting power of the issued and outstanding Series D Preferred Shares (voting together as a single class and on an as-converted basis).

“Majority Series E Investors”	means the holders of more than fifty percent (50%) of the voting power of the issued and outstanding Series E Preferred Shares (voting together as a single class and on an as-converted basis).

“Majority Series F Investors”

means the holders of more than fifty percent (50%) of the voting power of the issued and outstanding Series F Preferred Shares (voting together as a single class and on an as-converted basis) , including Tencent, New Oriental and CVC (upon and after the exercise of the CVC Warrant), provided that each of Tencent, New Oriental and CVC then holds no less than fifty percent (50%) of the Series F Preferred Shares it purchased at the Closing respectively (i.e., with respect to Tencent, 5,899,843 Series F Preferred Shares; with respect to New Oriental, 3,817,545 Series F Preferred Shares; with respect to CVC, 5,899,843 Series F Preferred Shares upon and after the exercise of the CVC Warrant, as adjusted for any share dividends, splits, combinations, recapitalizations or similar events).

“Material Adverse Effect”

means any event that has a material adverse effect on the business, properties, assets (including intangible assets), operations, results of operations, condition (financial or otherwise), prospects, assets or liabilities of the Group Companies taken as a whole.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“MOFCOM”

means the Ministry of Commerce of the PRC or, with respect to any matter to be submitted for examination and approval by the Ministry of Commerce, any Governmental Authority which is delegated or authorized by the Ministry of Commerce to examine and approve such matter under the Laws of the PRC.

“New Offeror”	shall have the meaning set forth in Article 121.

“New Oriental Director”	shall have the meaning set forth in Article 62.

“New Oriental”	shall mean VM EDU Fund I, L.P.

“New Oriental Term”	shall have the meaning set forth in Article 125.

“New Oriental Successor”	shall have the meaning set forth in Article 125.

“New Sale”	shall have the meaning set forth in Article 121.

“New Securities”	shall have the meaning given to such term in the Shareholders Agreement.

“New Securities Price”	shall have the meaning set forth in Article 8.3(E)(5)(d) hereof.

“NDRC”	means national office of the National Development and Reform Commission of the PRC and its local counterparts.

“ODI Approvals”

means (i) the receipt of Project Registration Notice (《项目备案通知书》) (or any equivalent document as amended/renamed) issued by NDRC, (ii) the receipt of Enterprise Overseas Direct Investment Certificate (《企业境外投资证书》) (or any equivalent document as amended/renamed) issued by MOFCOM and (iii) (A) the completion of the registration with a PRC bank designated by SAFE and the receipt of the Business Registration Certificate (《业务登记凭证》) (or any equivalent document as amended/renamed) authorizing the conversion of an amount of RMB into US$and the remittance of such amount out of the PRC, or (C) to the extent permitted by the PRC Law, other official certifications or evidence that are reasonably satisfactory to the Company, authorizing or achieving the result of the payment of the aforesaid RMB amount in US$.

“Offeror”	shall have the meaning set forth in Article 120.

“Options”	shall have the meaning set forth in Article 8.3(E)(5)(a)(i) hereof.

“Ordinary Resolution”

means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote present in person or by proxy and voting at the meeting, or a written resolution as provided in Article 41.

“Ordinary Majority”	means the holders of more than fifty percent (50%) of the voting power of the issued and outstanding Class A Ordinary Shares.

“Ordinary Shares”

means the Company’s ordinary shares, including the Class A Ordinary Shares and the Class B Ordinary Shares, each with a US$0.0001 par value per share in the capital of the Company having the rights attaching to it as set out herein.

“PAC”	means Prospect Avenue Capital Limited Partnership, a limited partnership formed under the Laws of Cayman Islands, and its successors in title, assigns and transferees.

“PAC Director”	shall have the meaning set forth in Article 62.

“PAC Successor”	shall have the meaning set forth in Article 125.

“PAC Terms”	shall have the meaning set forth in Article 125.

“PEL Director”	shall have the meaning set forth in Article 62.

“Person”	means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, estate, trust, or other enterprise or entity.

“PRC”	means the People’s Republic of China, but solely for the purposes hereof excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

“Preferred Shares”	means the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares, the Series E Preferred Shares and the Series F Preferred Shares.

“Preferred Shares Investors”

means the holders of Series A Preferred Shares, the holders of Series B Preferred Shares, the holders of Series C Preferred Shares, the holders of Series D Preferred Shares, the holders of Series E Preferred Shares and the holders of Series F Preferred Shares collectively.

“Preferred Shares Issue Price”

means (i) in respect of the Series A Preferred Shares, the Series A Issue Price, (ii) in respect of the Series B Preferred Shares, the Series B Issue Price, (iii) in respect of the Series C Preferred Shares, the Series C Issue Price, (iv) in respect of the Series D Preferred Shares, the Series D Issue Price, (v) in respect of the Series E Preferred Shares, the Series E Issue Price, and (vi) in respect of the Series F Preferred Share, the Series F Issue Price .

“Preferential Sale”	shall have the meaning set forth in Article 121.

“Principals”	shall have the meaning given to such term in the Purchase Agreement.

“Principal Directors”	shall have the meaning set forth in Article 62.

“Purchase Agreement”	shall have the meaning given to such term in the Shareholders Agreement.

“Qualified IPO”

means a firm commitment underwritten public offering of the Ordinary Shares of the Company (or depositary receipts or depositary shares therefor) in the United States pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, with an offering price (net of underwriting commissions and expenses) that implies a market capitalization of the Company immediately prior to such offering of not less than US$1.5 billion and that results in gross proceeds of at least US$100 million, or such other amount as approved by the Majority Series F Investors and Ordinary Majority, or in a public offering of the Ordinary Shares of the Company or equity securities of any Group Company (or depositary receipts or depositary shares therefor) in another jurisdiction (including without limitation Shanghai Stock Exchange and Shenzhen Stock Exchange pursuant to an effective registration statement under the China Securities Regulatory Commission rules and regulations or any other applicable Laws and regulations for the time being in force, and the Stock Exchange of Hong Kong Limited, and excluding the National Equities Exchange and Quotations in China) which results in the Ordinary Shares or relevant equity securities trading publicly on a recognized international securities exchange approved by the Majority Investors and Ordinary Majority, so long as such offering satisfies the foregoing market capitalization and gross proceeds requirements.

“Redeeming Preferred Share”	shall have the meaning set forth in Article 8.5(A).

“Redeeming Preferred Shareholder”	shall have the meaning set forth in Article 8.5(A).

“Redemption Date”	shall have the meaning set forth in Article 8.5(B).

“Redemption Notice”	shall have the meaning set forth in Article 8.5(A).

“Redemption Price”	shall have the meaning set forth in Article 8.5(A).

“Redemption Price Payment Date”	shall have the meaning set forth in Article 8.5(A).

“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Related Party”

means any Affiliate, director, Key Employee, or holder of any Equity Security of any Group Company, and any Affiliate or Associate of any of the foregoing. For the avoidance of any doubt, none of any Investor and any director and observer of any Group Company designated by any Investor shall be deemed as a Related Party of any Group Company.

“Release Period”	shall have the meaning set forth in Article 125.

“Restriction Period”	shall have the meaning set forth in Article 125.

“Right of First Refusal & Co-Sale Agreement”	has the meaning given to such term in the Shareholders Agreement.

“SAFE”

means the State Administration of Foreign Exchange of the PRC or, with respect to any matter to be submitted for examination and approval by or for registration with the State Administration of Foreign Exchange of the PRC, any Governmental Authority which is delegated or authorized by the State Administration of Foreign Exchange of the PRC to examine and approve or to effect the registration of such matter under the Laws of the PRC.

“Sale”	shall have the meaning set forth in Article 125.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Sequoia”	shall have the meaning given to such term in the Shareholders Agreement.

“Sequoia Directors”	shall have the meaning set forth in Article 62.

“Series A Conversion Price”	shall have the meaning set forth in Article 8.3(A).

“Series A Issue Date”	means the date of the first issuance of a Series A Preferred Share, which is July 30, 2014.

“Series A Issue Price”

means the per-share issue price of US$0.1475, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A Preferred Shares.

“Series A Preference Amount”	shall have the meaning set forth in Article 8.2(A)(f).

“Series A Preferred Shares”	shall have the meaning set forth in Article 7 of the Memorandum.

“Series A Redeeming Preferred Share”	shall have the meaning set forth in Article 8.5(A).

“Series A Redemption Price”	shall have the meaning set forth in Article 8.5(A).

“Series B Conversion Price”	shall have the meaning set forth in Article 8.3(A).

“Series B Issue Date”	means the date of the first issuance of a Series B Preferred Share, which is February 6, 2015.

“Series B Issue Price”

means the per-share issue price of US$0.52, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series B Preferred Shares.

“Series B Preferred Shares”	has the meaning specified in Article 7 of the Memorandum.

“Series B Preference Amount”	shall have the meaning set forth in Article 8.2(A)(e).

“Series B Redeeming Preferred Share”	shall have the meaning set forth in Article 8.5(A).

“Series B Redemption Price”	shall have the meaning set forth in Article 8.5(A).

“Series C Conversion Price”	shall have the meaning set forth in Article 8.3(A).

“Series C Issue Date”	means the date of the first issuance of a Series C Preferred Share, which is June 10, 2016.

“Series C Issue Price”

means the per-share issue price of US$1.3435, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series C Preferred Shares.

“Series C Preferred Shares”	has the meaning specified in Article 7 of the Memorandum.

“Series C Preference Amount”	shall have the meaning set forth in Article 8.2 (A)(d).

“Series C Redeeming Preferred Share”	shall have the meaning set forth in Article 8.5(A).

“Series C Redemption Price”	shall have the meaning set forth in Article 8.5(A).

“Series C Warrant”

the warrant issued by the Company to China Equities HK Limited in May, 2016 with the right to purchase 661,376 Series C Preferred Shares, together with any amendments, revisions or modifications thereof from time to time, so long as such warrant has not lapsed or been exercised or terminated.

“Series D Conversion Price”	shall have the meaning set forth in Article 8.3(A).

“Series D Issue Date”	means the date of the first issuance of a Series D Preferred Share, which is 19 March 2018.

“Series D Issue Price”

means the per-share issue price of US$2.054, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series D Preferred Shares.

“Series D Preferred Shares”	has the meaning specified in Article 7 of the Memorandum.

“Series D Preference Amount”	shall have the meaning set forth in Article 8.2 (A)(c).

“Series D Redeeming Preferred Share”	shall have the meaning set forth in Article 8.5(A).

“Series D Redemption Price”	shall have the meaning set forth in Article 8.5(A).

“Series E Conversion Price”	shall have the meaning set forth in Article 8.3(A).

“Series E Issue Date”	means the date of the first issuance of a Series E Preferred Share, which is August 28, 2019.

“Series E Issue Price”

means the per-share issue price of US$2.454, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series E Preferred Shares.

“Series E Preferred Shares”	has the meaning specified in Article 7 of the Memorandum.

“Series E Preference Amount”	shall have the meaning set forth in Article 8.2 (A)(b).

“Series E Redeeming Preferred Share”	shall have the meaning set forth in Article 8.5(A).

“Series E Redemption Price”	shall have the meaning set forth in Article 8.5(A).

“Series F Conversion Price”	shall have the meaning set forth in Article 8.3(A).

“Series F Issue Date”

means the date of the first issuance of a Series F Preferred Share, which is November 13, 2020; provided that, with respect to CVC only under Article 8.3 and 8.5, the date of the first sale and issuance of a Series F Preferred Share to CVC.

“Series F Issue Price”

means the per-share issue price of US$2.8814, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series F Preferred Shares.

“Series F Preferred Shares”	has the meaning specified in Article 7 of the Memorandum.

“Series F Preference Amount”	shall have the meaning set forth in Article 8.2 (A)(a).

“Series F Redeeming Preferred Share”	shall have the meaning set forth in Article 8.5(A).

“Series F Redemption Price”	shall have the meaning set forth in Article 8.5(A).

“Share” and “Shares”	means a share or shares in the capital of the Company and includes a fraction of a share.

“Shareholders Agreement”	means the Sixth Amended and Restated Shareholders Agreement entered into by and among the Company and certain other parties named therein on November 13, as amended from time to time.

“Share Restriction Agreement”	has the meaning given to such term in the Purchase Agreement and may be amended from time to time.

“Share Sale”

means a transaction or series of related transactions in which a Person, or a group of related Persons, acquires any Equity Securities of the Company such that, immediately after such transaction or series of related transactions, such Person or group of related Persons holds Equity Securities of the Company representing more than fifty percent (50%) of the outstanding voting power of the Company, on a fully-diluted basis.

“Shuangchuang Fund”	means Beijing Zhanjin Management Consultant Center (Limited Partnership) (北京展金管理咨询中心(有限合伙)).

“Special Resolution”	has the same meaning as in the Statute and includes a unanimous written resolution of all Members entitled to vote and expressed to be a special resolution, subject to Article 8.4B.

“Special Sale”	shall have the meaning set forth in Article 125.

“Statute”	means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in effect.

“Subsidiary”	means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Tencent”	means Image Frame Investment (HK) Limited, a company incorporated under the Laws of Hong Kong.

“Tencent Director”	hall have the meaning set forth in Article 62.

“Trustbridge”	means Trustbridge Partners V, L.P., an exempted limited partnership incorporated under the Laws of Cayman Islands.

“Trustbridge Directors”	shall have the meaning set forth in Article 62.

“Transaction Documents”	(i) shall have the meaning set forth in the Purchase Agreement, or/and (ii) the Capital Increase Agreement, or/and (iii) the Business Cooperation Agreement.

“Valuation”

means the aggregate equity value of the Company that a willing buyer would pay a willing seller to acquire the Company in an arm’s length transaction in connection with the applicable transaction; provided that if (a) the Principal Director(s), on the one hand, and (b) the Majority Investor Directors, on the other hand, cannot mutually agree on such equity value, such equity value shall be determined by a qualified, recognized appraiser of international standing (such as, by way of example only, the valuation group of an international accounting firm or a global investment bank with substantial experience in valuing companies) approved in good faith by the Board (so long as such approval includes the approval of the Majority Investor Directors and at least one of the Principal Directors).

“Warrant Holders”	means CVC and the holder of Series C Warrant (i.e., China Equities HK Limited).

“Warrants”	means Series C Warrant and the CVC Warrant.

“WFOE”	Anxun Guantong (Beijing) Technology Co., Ltd. (安迅冠通（北京）科技有限公司), a company established under the Laws of the PRC.

“Yunli Fund”	means Beijing Yunli Hefeng Management Consultant Center (Limited Partnership) (北京云力和风管理咨询中心(有限合伙)).

2.                                      In the Articles:

2.1                               words importing the singular number include the plural number and vice-versa;

2.2                               words importing the masculine gender include the feminine gender;

2.3                               “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

2.4                               references to provisions of any Law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.5                               any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.6                               the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis) in accordance with the terms of the Memorandum and Articles.

2.7                               the term “or” is not exclusive;

2.8                               the term “including” will be deemed to be followed by, “but not limited to”;

2.9                               the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive;

2.10                        the term “day” means “calendar day” (unless the term “Business Day” is used), and “month” means calendar month;

2.11                        the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning;

2.12                        references to any documents shall be construed as references to such document as the same may be amended, supplemented or novated from time to time;

2.13                        all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies); and

2.14                        headings are inserted for reference only and shall be ignored in construing these Articles.

3.                                      For the avoidance of doubt, each other Article herein is subject to the provisions of Articles 8 and 62, and, subject to the requirements of the Statute, in the event of any conflict, the provisions of Articles 8 and 62 shall prevail over any other Article herein.

COMMENCEMENT OF BUSINESS

4.                                      The business of the Company may be commenced as soon after incorporation as the Directors shall see fit notwithstanding that any part of the Shares may not have been allotted.  The Company shall have perpetual existence until wound up or struck off in accordance with the Statute and these Articles.

5.                                      The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

6.                                      Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in a general meeting) and to the provisions of the Articles (including Article 8) and without prejudice to any rights, preferences and privileges attached to any existing Shares, (a) the Directors may allot, issue, grant options or warrants over or otherwise dispose of two classes of Shares to be designated, respectively, as Ordinary Shares and Preferred Shares; (b) the Preferred Shares may be allotted and issued from time to time in one or more series; and (c) the series of Preferred Shares shall be designated prior to their allotment and issue.  In the event that any Preferred Shares shall be converted pursuant to Article 8.3 hereof, the Preferred Shares so converted shall be cancelled and shall not be re-issuable by the Company.  Further, any Preferred Share acquired by the Company by reason of redemption, repurchase, conversion or otherwise shall be cancelled and shall not be re-issuable by the Company.

7.                                      The Company shall not issue Shares to bearer.

RIGHTS, PREFERENCES AND PRIVILEGES OF SHARES

8.                                      Certain rights, preferences and privileges of the Shares of the Company are as follows:

8.1                               Dividends Rights.

A.                                    Preference.  Each holder of Preferred Shares shall be entitled to receive dividends at the rate of eight percent (8%) of the applicable Preferred Shares Issue Price per annum (as the case may be) for each such Preferred Share held by such holder, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other, prior and in preference to, and satisfied before, any dividend on any other class or series of shares (except for applicable Exempted Distributions and except for a distribution made pursuant to Article 8.2).  Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be non-cumulative.

B.                                    Restrictions; Participation.  Except for an Exempted Distribution and a distribution made pursuant to Article 8.2, no dividend or distribution, whether in cash, in property, or in any other shares of the Company, shall be declared, paid, set aside or made with respect to the Ordinary Shares at any time unless (i) all declared but unpaid dividends on the Preferred Shares set forth in Article 8.1(A) (if any) have been paid in full, and (ii) a dividend or distribution is likewise declared, paid, set aside or made, respectively, at the same time with respect to each issued and outstanding Preferred Share such that the dividend or distribution declared, paid, set aside or made to the holder thereof shall be equal to the dividend or distribution that such holder would have received pursuant to this Article 8.1(B) if such Preferred Share had been converted into Class B Ordinary Shares immediately prior to the record date for such dividend or distribution, or if no such record date is established, the date such dividend or distribution is made, and if such share then participated in and the holder thereof received such dividend or distribution.

8.2                               Liquidation Rights.

A.                                    Liquidation Preferences.  In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, all assets and funds of the Company legally available for distribution to the Members (after satisfaction of all creditors’ claims and claims that may be preferred by Law) shall be distributed to the Members of the Company as follows:

(a)                First, the holders of the Series F Preferred Shares shall be entitled to receive for each Series F Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of any other class or series of shares by reason of their ownership of such shares, the amount (the “Series F Preference Amount”) calculated as follows:

Series F Preference Amount = 100% of the applicable Series F Issue Price × (1+8%)N + all declared but unpaid dividends thereon

(N = a fraction the numerator of which is the number of calendar days between the date the holders of the Series F Preferred Shares acquired their respective Series F Preferred Shares and the date of the liquidation, dissolution or winding up of the Company, and the denominator of which is 365)

If the assets and funds thus to be distributed among the holders of the Series F Preferred Shares are insufficient to permit the payment to such holders of the full Series F Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series F Preferred Shares in proportion to the aggregate Series F Preference Amount each such holder is otherwise entitled to receive pursuant to this subparagraph (a).

(b)                If there are any assets or funds remaining after the aggregate Series F Preference Amount has been distributed or paid in full to the applicable holders of the Series F Preferred Shares pursuant to subparagraph (a) above, the holders of the Series E Preferred Shares shall be entitled to receive for each Series E Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares and the Ordinary Shares by reason of their ownership of such shares, the amount (the “Series E Preference Amount”) calculated as follows:

Series E Preference Amount = 100% of the applicable Series E Issue Price × (1+8%)N + all declared but unpaid dividends thereon

(N = a fraction the numerator of which is the number of calendar days between the date the holders of the Series E Preferred Shares acquired their respective Series E Preferred Shares and the date of the liquidation, dissolution or winding up of the Company, and the denominator of which is 365)

If the assets and funds thus to be distributed among the holders of the Series E Preferred Shares are insufficient to permit the payment to such holders of the full Series E Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series E Preferred Shares in proportion to the aggregate Series E Preference Amount each such holder is otherwise entitled to receive pursuant to this subparagraph (b).

(c)                         If there are any assets or funds remaining after the aggregate Series F Preference Amount and Series E Preference Amount have been distributed or paid in full to the applicable holders of the Series F Preferred Shares and the Series E Preferred Shares pursuant to subparagraphs (a) and (b) above, the holders of the Series D Preferred Shares shall be entitled to receive for each Series D Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares and the Ordinary Shares by reason of their ownership of such shares, the amount (the “Series D Preference Amount”) calculated as follows:

Series D Preference Amount = 100% of the applicable Series D Issue Price × (1+8%)N + all declared but unpaid dividends thereon

(N = a fraction the numerator of which is the number of calendar days between the date the holders of the Series D Preferred Shares acquired their respective Series D Preferred Shares and the date of the liquidation, dissolution or winding up of the Company, and the denominator of which is 365)

If the assets and funds thus to be distributed among the holders of the Series D Preferred Shares are insufficient to permit the payment to such holders of the full Series D Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Shares in proportion to the aggregate Series D Preference Amount each such holder is otherwise entitled to receive pursuant to this subparagraph (c).

(d)                        If there are any assets or funds remaining after the aggregate Series F Preference Amount, Series E Preference Amount and Series D Preference Amount has been distributed or paid in full to the applicable holders of the Series F Preferred Shares, the Series E Preferred Shares and the Series D Preferred Shares pursuant to subparagraphs (a) through (c) above, the holders of the Series C Preferred Shares shall be entitled to receive for each Series C Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series A Preferred Shares, the Series B Preferred Shares and the Ordinary Shares by reason of their ownership of such shares, the amount (the “Series C Preference Amount”) calculated as follows:

Series C Preference Amount = 100% of the applicable Series C Issue Price × (1+8%)N + all declared but unpaid dividends thereon

(N = a fraction the numerator of which is the number of calendar days between the date the holders of the Series C Preferred Shares acquired their respective Series C Preferred Shares and the date of the liquidation, dissolution or winding up of the Company, and the denominator of which is 365)

If the assets and funds thus to be distributed among the holders of the Series C Preferred Shares are insufficient to permit the payment to such holders of the full Series C Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Shares in proportion to the aggregate Series C Preference Amount each such holder is otherwise entitled to receive pursuant to this subparagraph (d).

(e)                         If there are any assets or funds remaining after the aggregate Series F Preference Amount, Series E Preference Amount, Series D Preference Amount and Series C Preference Amount have been distributed or paid in full to the applicable holders of the Series F Preferred Shares, the Series E Preferred Shares, the Series D Preferred Shares and the Series C Preferred Shares pursuant to subparagraphs (a) through (d) above, the holders of the Series B Preferred Shares shall be entitled to receive for each Series B Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series A Preferred Shares and the Ordinary Shares by reason of their ownership of such shares, the amount (the “Series B Preference Amount”) calculated as follows:

Series B Preference Amount = 100% of the applicable Series B Issue Price × (1+8%)N + all declared but unpaid dividends thereon

(N = a fraction the numerator of which is the number of calendar days between the date the holders of the Series B Preferred Shares acquired their respective Series B Preferred Shares and the date of the liquidation, dissolution or winding up of the Company, and the denominator of which is 365)

If the remaining assets and funds thus to be distributed among the holders of the Series B Preferred Shares are insufficient to permit the payment to such holders of the full Series B Preference Amount, then the entire remaining assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Shares in proportion to the aggregate Series B Preference Amount each such holder is otherwise entitled to receive pursuant to this subparagraph (e).

(f)                          If there are any assets or funds remaining after the aggregate Series F Preference Amount, Series E Preference Amount, Series D Preference Amount, Series C Preference Amount and Series B Preference Amount have been distributed or paid in full to the applicable holders of the Series F Preferred Shares, the Series E Preferred Shares, the Series D Preferred Shares, the Series C Preferred Shares and the Series B Preferred Shares pursuant to subparagraphs (a) through (e) above, the holders of the Series A Preferred Shares shall be entitled to receive for each Series A Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Ordinary Shares by reason of their ownership of such shares, the amount (the “Series A Preference Amount”) calculated as follows:

Series A Preference Amount = 100% of the applicable Series A Issue Price × (1+8%)N + all declared but unpaid dividends thereon

(N = a fraction the numerator of which is the number of calendar days between the date the holders of the Series A Preferred Shares acquired their respective Series A Preferred Shares and the date of the liquidation, dissolution or winding up of the Company, and the denominator of which is 365)

If the remaining assets and funds thus to be distributed among the holders of the Series A Preferred Shares are insufficient to permit the payment to such holders of the full Series A Preference Amount, then the entire remaining assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Shares in proportion to the aggregate Series A Preference Amount each such holder is otherwise entitled to receive pursuant to this subparagraph (f).

(g)                         If there are any assets or funds remaining after the aggregate Series F Preference Amount, Series E Preference Amount, Series D Preference Amount, Series C Preference Amount, Series B Preference Amount and Series A Preference Amount have been distributed or paid in full to the applicable holders of Preferred Shares pursuant to subparagraphs (a) through (f) above, the remaining assets and funds of the Company available for distribution to the Members shall be ratably distributed among all Members in accordance with the relative number of Ordinary Shares held by such Member (including the holders of Preferred Shares, treating for this clause (g) all Preferred Shares as if they had been converted to Ordinary Shares immediately prior to such liquidation, dissolution or winding up of the Company).

B.                                    Deemed Liquidation.

(a)                        Except as otherwise agreed by the Majority Investors, to the holders of Series E Preferred Shares and the Series F Preferred Shares only, the occurrence of a Deemed Liquidation Event shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of Article 8.2 and a voluntary winding up shall be deemed to have commenced under the Statute, and any proceeds, whether in cash or properties, resulting from a Deemed Liquidation Event shall be distributed in accordance with the terms of Article 8.2(A)(a) and Article 8.2(A)(b); and then the remaining assets and funds of the Company available for distribution to the Members shall be ratably distributed among all Members in accordance with the relative number of Ordinary Shares held by such Member (including the holders of Preferred Shares, treating for this Article 8.2(B)(a);

(b)                        Notwithstanding the above Article 8.2(B)(a), with respect to the holders of Series F Preferred Shares only, upon the occurrence of a Deemed Liquidation Event, if any proceeds, whether in cash or properties, resulting from a Deemed Liquidation Event available for distribution to the holders of the Series F Preferred Shares, which is calculated and distributed in proportion to shareholding percentage of the holders of the Series F Preferred Shares in the Company (on a fully-diluted and as-converted basis), are more than (i) 200% of the applicable Series F Issue Price per share no later than three (3) years (exclusive) after the respective Series F Issue Date, or (ii) 300% of the applicable Series F Issue Price per share between three (3) years (inclusive) of the respective Series F Issue Date and five (5) years (exclusive) of the respective Series F Issue Date, or (iii) 500% of the applicable Series F Issue Price per share after five (5) years (inclusive) of the respective Series F Issue Date, then all Members agree that all proceeds resulting from a Deemed Liquidation Event available shall be distributed in proportion to the shareholding percentages of all the Members in the Company on a fully-diluted and as-converted basis.

C.                                    Valuation of Properties.  In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company pursuant to Article 8.2(A) or any Deemed Liquidation Event pursuant to Article 8.2(B), the value of the assets to be distributed to the Members shall be determined in good faith by the Board; provided that any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(a)                        If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) Business Day prior to the distribution;

(b)                        If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(c)                         If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board;

provided further that the method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (1), (2) or (3) to reflect the fair market value thereof as determined in good faith by the Board.

Regardless of the foregoing, the Majority Investors or the Ordinary Majority shall have the right to challenge any determination by the Board of value pursuant to this Article 8.2(C), in which case the determination of value shall be made by an independent appraiser selected jointly by the Board or such challenging holder, with the cost of such appraisal to be equally borne by the Company, on one hand, and the challenging holder, on the other hand.

D.                                    Notices.  In the event that the Company shall propose at any time to consummate a liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event, then, in connection with each such event, subject to any necessary approval required in the Statute and these Articles, the Company shall send to the Members and holders of the CVC Warrant at least twenty (20) days prior written notice of the date when the same shall take place; provided, however, that the foregoing notice periods may be shortened or waived with the vote or written consent of the Members and holders of the CVC Warrant.

E.                                     CVC’s Participation in Distribution. In the event that a liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event occurs prior to the CVC’s exercise of the CVC Warrant, if CVC or its Affiliate hasn’t transferred the CVC Warrant to any third party other than its Affiliates, CVC or its Affiliates shall have the right to participate in the distribution of the Company’s assets and funds and the proceeds resulting from the aforesaid liquidation, dissolution or winding up of the Company or such Deemed Liquidation Event and receive its corresponding assets, funds and proceeds on a parity with other holders of the Series F Preferred Shares pursuant to this Article 8.2, provided that if CVC or its Affiliates elects to participate, CVC or its Affiliates shall pay to one or more Group Companies an amount equal to the exercise price under the CVC Warrant.

F.                                      Enforcement.  In the event the requirements of this Article 8.2 are not complied with, the Company shall forthwith either (i) cause the closing of the applicable transaction to be postponed until such time as the requirements of this Article 8.2 have been complied with, or (ii) cancel such transaction.

8.3                               Conversion Rights

The holders of the Preferred Shares shall have the rights described below with respect to the conversion of the Preferred Shares into Class B Ordinary Shares:

A.                                    Conversion Ratio.  Each Series A Preferred Share shall be convertible, at the option of the holder thereof, at any time after the Series A Issue Date into such number of fully paid and non-assessable Class B Ordinary Shares as determined by dividing the applicable Series A Issue Price by the then-effective Series A Conversion Price (as defined below).  The “Series A Conversion Price” shall initially be the Series A Issue Price, resulting in an initial conversion ratio for the Series A Preferred Shares of 1:1, and shall be subject to adjustment and readjustment from time to time as hereinafter provided.

Each Series B Preferred Share shall be convertible, at the option of the holder thereof, at any time after the Series B Issue Date into such number of fully paid and non-assessable Class B Ordinary Shares as determined by dividing the applicable Series B Issue Price by the then-effective Series B Conversion Price (as defined below).  The “Series B Conversion Price” shall initially be the Series B Issue Price, resulting in an initial conversion ratio for the Series B Preferred Shares of 1:1, and shall be subject to adjustment and readjustment from time to time as hereinafter provided.

Each Series C Preferred Share shall be convertible, at the option of the holder thereof, at any time after the Series C Issue Date into such number of fully paid and non-assessable Class B Ordinary Shares as determined by dividing the applicable Series C Issue Price by the then-effective Series C Conversion Price (as defined below).  The “Series C Conversion Price” shall initially be the Series C Issue Price, resulting in an initial conversion ratio for the Series C Preferred Shares of 1:1, and shall be subject to adjustment and readjustment from time to time as hereinafter provided.

Each Series D Preferred Share shall be convertible, at the option of the holder thereof, at any time after the Series D Issue Date into such number of fully paid and non-assessable Class B Ordinary Shares as determined by dividing the applicable Series D Issue Price by the then-effective Series D Conversion Price (as defined below).  The “Series D Conversion Price” shall initially be the Series D Issue Price, resulting in an initial conversion ratio for the Series D Preferred Shares of 1:1, and shall be subject to adjustment and readjustment from time to time as hereinafter provided.

Each Series E Preferred Share shall be convertible, at the option of the holder thereof, at any time after the Series E Issue Date into such number of fully paid and non-assessable Class B Ordinary Shares as determined by dividing the applicable Series E Issue Price by the then-effective Series E Conversion Price (as defined below).  The “Series E Conversion Price” shall initially be the Series E Issue Price, resulting in an initial conversion ratio for the Series E Preferred Shares of 1:1, and shall be subject to adjustment and readjustment from time to time as hereinafter provided.

Each Series F Preferred Share shall be convertible, at the option of the holder thereof, at any time after the Series F Issue Date into such number of fully paid and non-assessable Class B Ordinary Shares as determined by dividing the applicable Series F Issue Price by the then-effective Series F Conversion Price (as defined below).  The “Series F Conversion Price” shall initially be the Series F Issue Price, resulting in an initial conversion ratio for the Series F Preferred Share of 1:1, and shall be subject to adjustment and readjustment from time to time as hereinafter provided.

B.                                    Optional Conversion.  Subject to the Statute and these Articles, any Series A Preferred Share, Series B Preferred Share, Series C Preferred Share, Series D Preferred Share, Series E Preferred Share or Series F Preferred Share may, at the option of the holder thereof, be converted at any time after the date of issuance of such shares, without the payment of any additional consideration, into fully-paid and non- assessable Class B Ordinary Shares based on the applicable then-effective Conversion Price.

C.                                    Automatic Conversion.  Each Preferred Share shall automatically be converted, based on the applicable then-effective Conversion Price, without the payment of any additional consideration, into fully-paid and non-assessable Class B Ordinary Shares upon the earlier of (i) the closing of a Qualified IPO, or (ii) with respect to the Series A Preferred Shares, the date specified by written consent or agreement of the holders of a majority of the Series A Preferred Shares, with respect to the Series B Preferred Shares, the date specified by written consent or agreement of the holders of a majority of the Series B Preferred Shares, with respect to the Series C Preferred Shares, the date specified by written consent or agreement of the holders of a majority of the Series C Preferred Shares, with respect to the Series D Preferred Shares, the date specified by written consent or agreement of the holders of a majority of the Series D Preferred Shares, with respect to the Series E Preferred Shares, the date specified by written consent or agreement of Majority Series E Investors (each voting together as a single class and on an as-converted basis), and with respect to the Series F Preferred Shares, the date specified by written consent or agreement of the holders of a majority of the Series F Preferred Shares, the date specified by written consent or agreement of the holders of a majority of the Series F Preferred Shares, as the case may be.  Any conversion pursuant to this Article 8.3(C) shall be referred to as an “Automatic Conversion”.

D.                                    Conversion Mechanism.  The conversion hereunder of any applicable Preferred Shares shall be effected in the following manner:

(1)                                 Except as provided in Articles 8.3(D)(2) and 8.3(D)(3) below, before any holder of any Preferred Shares shall be entitled to convert the same into Class B Ordinary Shares, such holder shall surrender the certificate or certificates therefor duly endorsed (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) (if any), at the office of the Company or of any transfer agent for such share to be converted and shall give notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Class B Ordinary Shares are to be issued.  The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates (if applicable) for the number of Class B Ordinary Shares to which such holder shall be entitled as aforesaid, and such conversion shall be deemed to have been made immediately prior to the close of business on the date of such notice and such surrender of the Preferred Shares to be converted, the Register of Members of the Company shall be updated accordingly to reflect the same, and the Person or Persons entitled to receive the Class B Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class B Ordinary Shares as of such date.

(2)                                 If the conversion is in connection with an underwritten public offering of securities, the conversion will be conditioned upon the closing with the underwriter(s) of the sale of securities pursuant to such offering and the Person(s) entitled to receive the Class B Ordinary Shares issuable upon such conversion shall not be deemed to have converted the applicable Preferred Shares until immediately prior to the closing of such sale of securities.

(3)                                 Upon the occurrence of an event of Automatic Conversion, all holders of Preferred Shares to be automatically converted will be given at least ten (10) days’ prior written notice of the date fixed (which date shall in the case of a Qualified IPO be the latest practicable date immediately prior to the closing of a Qualified IPO) and the place designated for automatic conversion of all such Preferred Shares pursuant to this Article 8.3(D).  Such notice shall be given pursuant to Articles 105 through 109 to each record holder of such Preferred Shares at such holder’s address appearing on the register of members.  On or before the date fixed for conversion, each holder of such Preferred Shares shall surrender the applicable certificate or certificates duly endorsed (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) (if any) for all such shares to the Company at the place designated in such notice.  On the date fixed for conversion, the Company shall promptly effect such conversion and update its register of members to reflect such conversion, and all rights with respect to such Preferred Shares so converted will terminate, with the exception of the right of a holder thereof to receive the Class B Ordinary Shares issuable upon conversion of such Preferred Shares, and upon surrender of the certificate or certificates therefor duly endorsed (or in lieu thereof upon delivery of an affidavit of lost certificate and indemnity therefor) (if any), to receive certificates (if applicable) for the number of Class B Ordinary Shares into which such Preferred Shares have been converted.  All certificates evidencing such Preferred Shares shall, from and after the date of conversion, be deemed to have been returned and cancelled and the Preferred Shares represented thereby converted into Class B Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

(4)                                 The Company shall effect the conversion of Preferred Shares in any manner available under applicable Law, including redeeming or repurchasing the relevant Preferred Shares and applying the proceeds thereof towards payment for the new Class B Ordinary Shares.  For purposes of the repurchase or redemption, the Company may, subject to the Company being able to pay its debts as they fall due in the ordinary course of business, make payments out of its capital or share premium account.

(5)                                 No fractional Class B Ordinary Shares shall be issued upon conversion of any Preferred Shares.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at the discretion of the Board of Directors either (i) pay cash equal to such fraction multiplied by the fair market value for the applicable Preferred Share as determined and approved by the Board of Directors (so long as such approval includes the approval of the Majority Investor Directors and at least one of the Principal Directors), or (ii) issue one whole Class B Ordinary Share for each fractional share to which the holder would otherwise be entitled.

(6)                                 Upon conversion, all declared but unpaid share dividends on the applicable Preferred Shares shall be paid in shares and all declared but unpaid cash dividends on the applicable Preferred Shares shall be paid either in cash or by the issuance of such number of further Class B Ordinary Shares as equal to the value of such cash amount divided by the applicable conversion price, at the option of the holders of the applicable Preferred Shares.

E.                                     Adjustment of the Conversion Price.  The Conversion Price shall be adjusted and re-adjusted from time to time as provided below:

(1)                                 Adjustment for Share Splits and Combinations.  If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Conversion Price in effect immediately prior to such subdivision with respect to each Preferred Share shall be proportionately decreased.  Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such combination with respect to each Preferred Share shall be proportionately increased.  Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(2)                                 Adjustment for Ordinary Share Dividends and Distributions.  If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in additional Ordinary Shares, the Conversion Price then in effect with respect to each Preferred Share shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such conversion price by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(3)                                 Adjustments for Other Dividends.  If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in securities of the Company other than Ordinary Shares or payable in any other asset or property (other than cash), then, and in each such event, subject to compliance with Article 8.1(B) and to the extent not duplicative with Article 8.1(B), provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company or other asset or property which the holder of such share would have received in connection with such event had the Preferred Shares been converted into Class B Ordinary Shares immediately prior to such event.

(4)                                 Adjustments for Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions.  If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a liquidation in Article 8.2(B)), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such shares would have received in connection with such event had the relevant Preferred Shares been converted into Class B Ordinary Shares immediately prior to such event.

(5)                                 Adjustments to Conversion Price for Dilutive Issuance.

(a)                                 Special Definition.  For purpose of this Article 8.3(E)(5), the following definitions shall apply:

(i)                                     “Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii)                                  “Convertible Securities” shall mean any indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(b)                                 Waiver of Adjustment.  No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of New Securities if the Company receives written notice from the Majority Investors agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such New Issuance.

(c)                                  Deemed Issuance of New Securities.  In the event the Company at any time or from time to time after the Series E Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any series or class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number for anti-dilution adjustments) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities or the exercise of such Options, shall be deemed to be New Securities issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which New Securities are deemed to be issued:

(i)                                     no further adjustment in the Conversion Price with respect to each Preferred Share shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities or upon the subsequent issue of Options for Convertible Securities or Ordinary Shares;

(ii)                                  if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or change in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the then effective Conversion Price with respect to each Preferred Share computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)                               no readjustment pursuant to Article 8.3(E)(5)(c)(ii) shall have the effect of increasing the then effective Conversion Price with respect to each Preferred Share to an amount which exceeds the Conversion Price with respect to each Preferred Share that would have been in effect had no adjustments in relation to the issuance of such Options or Convertible Securities as referenced in Article 8.3(E)(5)(c)(ii) been made;

(iv)                              upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that have not been exercised, the then effective Conversion Price with respect to each Preferred Share computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(x)                                 in the case of Convertible Securities or Options for Ordinary Shares, the only New Securities issued were the Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(y)                                 in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the New Securities deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company (determined pursuant to Article 8.3(E)(5)(e)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(v)                                 if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price with respect to each Preferred Share which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price with respect to each Preferred Share shall be adjusted pursuant to this Article 8.3(E)(5)(c) as of the actual date of their issuance.

(d)                                 Adjustment of the Conversion Price upon Issuance of New Securities.

In the event of an issuance of New Securities, at any time after the Series F Issue Date, for a consideration per share received by the Company (net of any selling concessions, discounts or commissions) (the “New Securities Price”) less than the applicable Conversion Price with respect to any Preferred Shares in effect immediately prior to such issue, then and in such event, the applicable Conversion Price with respect to such Preferred Share shall be reduced, concurrently with such issue, to the New Securities Price.

(e)                                  Determination of Consideration.  For purposes of this Article 8.3(E)(5), the consideration received by the Company for the issuance of any New Securities shall be computed as follows:

(i)                                     Cash and Property.  Such consideration shall:

(1)                                 insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends and excluding any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance of any New Securities;

(2)                                 insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined and approved in good faith by the Board of Directors (so long as such approval includes the approval of Majority Investor Directors and at least one of the Principal Directors); provided, however, that no value shall be attributed to any services performed by any employee, officer or director of any Group Company;

(3)                                 in the event New Securities are issued together with other Shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received which relates to such New Securities, computed as provided in clauses (1) and (2) above, as reasonably determined in good faith by the Board of Directors including the approval of Majority Investor Directors and at least one of the Principal Directors.

(ii)                                  Options and Convertible Securities.  The consideration per Ordinary Share received by the Company for New Securities deemed to have been issued pursuant to Article 8.3(E)(5)(c) hereof relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities (determined in the manner described in paragraph (i) above), plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by (y) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(6)                                 Other Dilutive Events.  In case any event shall occur as to which the other provisions of this Article 8.3(E) are not strictly applicable, but the failure to make any adjustment to the Conversion Price with respect to any Preferred Share would not fairly protect the conversion rights of the holders of such Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 8.3(E), necessary to preserve, without dilution, the conversion rights of the holders of such Preferred Shares.

(7)                                 No Impairment.  The Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, amalgamation, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 8.3 and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the holders of Preferred Shares against impairment.

(8)                                 Certificate of Adjustment.  In the case of any adjustment or readjustment of the Conversion Price with respect to any Preferred Share, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate by notice to each registered holder of Preferred Shares, at the holder’s address as shown in the Company’s books.  The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any New Securities issued or sold or deemed to have been issued or sold, (ii) the number of New Securities issued or sold or deemed to be issued or sold, (iii) the Conversion Price with respect to such Preferred Share in effect before and after such adjustment or readjustment, and (iv) the type and number of Equity Securities of the Company, and the type and amount, if any, of other property which would be received upon conversion of such Preferred Shares after such adjustment or readjustment.

(9)                                 Notice of Record Date.  In the event the Company shall propose to take any action of the type or types requiring an adjustment set forth in this Article 8.3(E), the Company shall give notice to the holders of the relevant Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place.  Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price with respect to the relevant Preferred Share and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the relevant Preferred Shares.  In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(10)                          Reservation of Shares Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares.  If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holders of Preferred Shares, the Company and its Members will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

(11)                          Notices.  Unless otherwise prescribed herein, any notice required or permitted pursuant to this Article 8.3 shall be given in writing and shall be given in accordance with Articles 105 through 109.

(12)                          Payment of Taxes.  The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or allotment of Ordinary Shares upon conversion of the Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and allotment of Ordinary Shares in a name other than that in which such Preferred Shares so converted were registered.

8.4                               Voting Rights.

A.                                    General Rights.  Subject to the provisions of the Memorandum and these Articles (including any Article providing for special voting rights), at all general meetings of the Company: (a) the holder of each Class A Ordinary Share issued and outstanding shall have one vote in respect of each Class A Ordinary Share held, (b) the holder of each Class B Ordinary Share issued and outstanding shall have one vote in respect of each Class B Ordinary Share held, and (c) the holder of a Preferred Share shall be entitled to such number of votes as equals the whole number of Class B Ordinary Shares into which such holder’s collective Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Company’s Members entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s Members is first solicited.  Fractional votes shall not, however, be permitted and any fractional voting rights available on an as converted and fully diluted basis (after aggregating all shares into which the Preferred Shares held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).  To the extent that the Statute or the Articles allow the Preferred Shares to vote separately as a class or series with respect to any matters, the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series E Preferred Shares or Series F Preferred Shares shall have the right to vote separately as a class or series with respect to such matters.

B.                                    Protective Provisions.

1.              Approval by Shareholders.  Regardless of any contrary provision contained in any Charter Documents of any Group Company, no Group Company shall take, permit to occur, approve, authorize, or agree or commit to do any of the following, and each Member shall procure such Group Company not to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, and the Company shall procure any other Group Company not to take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless first presented to all the Shareholders and the holders of CVC Warrant and otherwise approved in writing by the Majority Investors and the Ordinary Majority in advance (provided that the Class B Ordinary Shares shall not be calculated for Majority Investors for items (1) and (3) below, and notwithstanding anything to the contrary, when considering item (1) below (where such amendment or change involves any Preferred Shares or the Preferred Shares Investors only) and item (3) below, Majority Investors shall be deemed to have been satisfied if the holders of more than fifty percent (50%) of the voting power of the issued and outstanding Preferred Shares (voting together as a single class and on an as-converted basis), Majority Series E Investors and Majority Series F Investors have given their consent and the number of the Class B Ordinary Shares would not be included when calculating the Majority Investors; and the Series E Investors and Series F Investors shall not be deemed as a single class when calculated for Majority Investors for item (11) below only and notwithstanding anything to the contrary, when considering item (11) below, Majority Investors shall be deemed to have been satisfied if the holders of more than fifty percent (50%) of the voting power of the issued and outstanding Preferred Shares and Class B Ordinary Shares (voting together as a single class and on an as-converted basis) have given their consent and the approval of the Majority Series E Investors and Majority Series F Investors as a single class shall not be necessary).

(1)             any amendment or change of the rights, preferences, privileges or powers of, or the restrictions applicable to the Shares, or other rights, preferences or privileges of the Investors;

(2)             creation, authorization or issuance of (A) any class or series of Equity Securities having rights, preferences, privileges or powers superior to or on a parity with the Preferred Shares, whether as to liquidation, conversion, dividend, voting, redemption, or otherwise, or any Equity Securities convertible into, exchangeable for, or exercisable into any Equity Securities having rights, preferences, privileges or powers superior to or on a parity with any series of Preferred Shares, whether as to liquidation, conversion, dividend, voting, redemption or otherwise, (B) any New Securities or (C) any Equity Securities of any other Group Company;

(3)             any action that issues or reclassifies any issued or outstanding shares into shares having rights, preferences, privileges or powers senior to or on a parity with the Preferred Shares, whether as to liquidation, conversion, dividend, voting, redemption or otherwise;

(4)             any Deemed Liquidation Event or any Share Sale or any merger, amalgamation, scheme of arrangement or consolidation of any Group Company with any Person, or the purchase or other acquisition by any Group Company of all or substantially all of the assets, equity or business of another Person;

(5)             any increase or decrease in the authorized number of Preferred Shares, or any series thereof, or the authorized number of Ordinary Shares, or other forms of restructuring of capital of the Company;

(6)             any declaration, set aside or payment of a dividend or other distribution by any Group Company except for any distribution or dividend with respect to which the sole recipient of any proceeds therefrom is the Company or any wholly-owned subsidiary of the Company, or the adoption of, or any change to, the dividend policy of any Group Company;

(7)             any purchase, repurchase, redemption or retirements of any Equity Security of any Group Company other than pursuant to each Share Restriction Agreement or any equity incentive agreement with service providers giving the Company the right to repurchase Equity Security upon the termination of services or the redemption rights of the holders of Preferred Shares provided herein;

(8)             any amendment or modification to the Memorandum and Articles of the Company or any material and substantial amendment or modification to any of the Charter Documents of any other Group Company, other than amendments to effect a Qualified IPO;

(9)             the commencement of or consent to any proceeding seeking (i) to adjudicate it as bankrupt or insolvent, (ii) liquidation, winding up, dissolution, reorganization, or arrangement of any of the Group Companies under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (iii) the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property;

(10)      any change of the size or composition or the manner in which the directors are appointed of the board of directors of the Company other than changes pursuant to and in compliance with Article 62;

(11)      any change of the size or composition or the manner in which the directors are appointed of the board of directors of Cloopen Limited (云通讯（香港）有限公司), a company limited by shares incorporated under the Laws of Hong Kong), Anxun Guantong (Beijing) Technology Co., Ltd. (安迅冠通（北京）科技有限公司; a limited liability company established under the Laws of the PRC), Beijing Ronglian Yitong Information Technology Co. Ltd. (北京容联易通信息技术有限公司; a limited liability company established under the Laws of the PRC), or any of the direct or indirect other Subsidiaries (including current and to be established in future, but for the avoidance of doubt, such Subsidiaries do not include any Subsidiary (i) which is not a wholly owned Subsidiary and (ii) whose annual revenue or profit (as the case may be) is less than ten percent (10%) of the consolidated annual revenue or profit (as the case may be) of the Company) of any of the foregoing;

(12)      (i) any entering into, restatement, amendment or termination to, or waiver of, agreements between either the Domestic Company or another Group Company in PRC and WFOE or another Group Company in PRC (including without limitation the Cooperation Documents) that provide contractual control to WFOE or such Group Company in PRC over the Domestic Company or such other Group Company in PRC and therefore allow the Company to consolidate the financial statements of the Domestic Company or such other Group Company in PRC with those of the Company for financial reporting purposes, and (ii) any purchase, acquisition, merger of any Group Company or other Person by any Group Company, the consideration of which involves Equity Securities of the Company;

(13)      any public offering of any Equity Securities of any Group Company (including the determination of the time, valuation, stock exchange, the underwriters therefor);

(14)      any material change to the business scope, or nature of business of any Group Company, or cessation of any business line of any Group Company as now conducted, or any entry into business that is outside of the Business;

(15)      the adoption, material amendment or termination of the ESOP or any other equity incentive, purchase or participation plan for the benefit of any employees, officers, directors, consultants or service providers of any of the Group Companies, and any increase of the total number of Equity Securities reserved for issuance thereunder;

(16)      any action by a Group Company or any of its Affiliates to authorize, approve or enter into any agreement or obligation, or make any commitment to do so with respect to any action listed above.

Notwithstanding anything to the contrary contained herein, where any act listed in clauses above requires the approval of the Members of the Company in accordance with the applicable Laws, and if the Members vote in favor of such act but the approval of the Majority Investors or the Ordinary Majority has not yet been obtained, the Majority Investors or the Ordinary Majority shall have, in such vote, the voting rights equal to the aggregate voting power of all the Members of the Company who voted in favor of the resolution plus one.

2.              Approval by Directors.  Regardless of anything else contained herein or in the Charter Documents of any Group Company, no Group Company shall take, permit to occur, approve, authorize, or agree or commit to do any of the following, and each Member and the Company shall procure each Group Company not to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless first presented to CVC and otherwise approved by the Majority Investor Directors (save that only the approval of a majority of the Investor Directors for items (ii), (iii) and (ix) below is required) and at least one of the Principal Directors in advance:

(1)             any sale, transfer, or other disposal of, or the incurrence of any Lien on, any substantial part of the assets (including any Intellectual Property) of any Group Company or the grant of exclusive license of any material Intellectual Property of any Group Company to a Person that is not a Group Company;

(2)             appointment, removal or replacement of, or approval of the remuneration package for, the chief executive officer, the chief operating officer, the chief technology officer and the chief financial officer of any Group Company;

(3)             any increase in compensation of any of the first five (5) most highly compensated employees of any Group Company by more than twenty percent (20%) in a twelve (12) month period unless such increase is specified to and approved in the approved budget or the business plan of the Company;

(4)             any material investment in, or divestiture or sale by any material Group Company of an interest in another Person, which involves an amount of at least US$1,000,000;

(5)             acquisition of any business or assets in excess of US$1,000,000, individually or in the aggregate;

(6)             the approval of, or any material deviation from or material amendment of, the annual budget and business plan of any Group Company;

(7)             any options, equities, stocks or shares to be granted to an individual by more than 0.5% of the total number of which have been reserved under the ESOP or similar plan of any Group Company;

(8)             the appointment or removal of the auditors, the company lawyer or the investment bank for any Group Company, or any material changes in the accounting or financial policies or procedures of any Group Company;

(9)                       incurrence of any capital commitment or expenditure outside of the annual budget in excess of US$1,000,000, individually or in the aggregate;

(10)                incurrence, extension, cancellation or waiver of any debt, loan or guarantee for Indebtedness in excess of US$400,000, individually or in the aggregate in any given financial year of the relevant Group Company, other than approved in the annual budget and business plan of any Group Company and/or those incurred between the Group Companies;

(11)                making any loan, lending or advance to any person, including, any employee, officer or director of any Group Company, except advances and similar expenditures in ordinary course of business or under the ESOP duly approved by the Board of Directors;

(12)                any transaction with any Related Party (other than a Group Company) involving an amount of more than US$400,000, either in a single transaction or a series of transactions relating to the same subject matter in any given financial year of the relevant Group Company, except for any transaction with Tencent or its Affiliates in the ordinary course of business on arms-length basis, or any transaction with VM EDU Fund I, L.P. or New Oriental Education & Technology Group Inc. or their respective Affiliates in the ordinary course of business on arms-length basis;

(13)                initiate or settle any material litigation, arbitration or other legal proceeding involving an amount of at least US$400,000, individually or in the aggregate in any given financial year of the relevant Group Company;

(14)                any action by a Group Company or any of its Affiliates to authorize, approve or enter into any agreement or obligation, or make any commitment to do so with respect to any action listed above.

C.                                    Ordinary Shares Voting Rights.

The holders of Preferred Shares and the holders of Ordinary Shares shall vote together and not as a separate class unless otherwise required herein or in the Transaction Documents or by applicable Laws.  The voting rights representing all of the Class A Ordinary Shares issued to Kastle Limited and the voting rights representing all the outstanding Class A Ordinary Shares reserved under or issued pursuant to the ESOP shall vest to Cloopen Co., Ltd.

8.5 Redemption Rights.

A.                                    Redemption.  At any time after the earliest of (i) the third (3rd) anniversary of the Series E Issue Date, if a Qualified IPO has not been consummated by then, (ii) the time when any material adverse change (including but not limited to any revocation or termination of the Cooperation Documents as defined in the Purchase Agreement without prior approval of the Majority Investors, unless such revocation or termination is mitigated by other ways of arrangement reasonably acceptable to the Investors which will not materially or significantly affect the Business in the regulatory environment) occurs, under which circumstance the captive structure of the Group Companies which is established through the Cooperation Documents becomes, has become, or is threaten to become invalid, illegal or unenforceable, (iii) the date that there is a material breach by any Group Company or by any Principal of any of their respective representations, warranties, or undertakings under the Transaction Documents, including but not limited to any Principal’s voluntary termination of his or her employment relationship with any Group Company or any Principal’s violation of his or her employment agreement or non-compete obligation towards the Group Companies, and solely with respect to Sequoia, including a material breach by the Company or by any Principal of any of their respective representations, warranties, or undertakings under the Capital Increase Agreement; or (iv) any fraud or dishonesty to the Preferred Shares Investors by the Group Companies or the Principals, (v) solely with respect to the holders of Series E Preferred Shares and/or Series F Preferred Shares, the exercise of the redemption right held by any other holder(s) of Preferred Shares, or (vi) any material breach by the Group Companies of the contracts entered into with telecom carriers (运营商) which leads to the termination of such contracts by the telecom carriers, and such termination causes a Material Adverse Effect (each a “Redemption Event” and collectively the “Redemption Events”), the Company shall, at the written request (the “Redemption Notice”) of any holder of the Preferred Shares (the “Redeeming Preferred Shareholder”), redeem all or part of the outstanding Series A Preferred Shares (each a “Series A Redeeming Preferred Share” and collectively the “Series A Redeeming Preferred Shares”), Series B Preferred Shares (each a “Series B Redeeming Preferred Share” and collectively the “Series A Redeeming Preferred Shares”), Series C Preferred Shares (each a “Series C Redeeming Preferred Share” and collectively the “Series C Redeeming Preferred Shares”), Series D Preferred Shares (each a “Series D Redeeming Preferred Share” and collectively the “Series D Redeeming Preferred Shares”), Series E Preferred Shares (each a “Series E Redeeming Preferred Share”), and/or Series F Preferred Shares (each a “Series F Redeeming Preferred Share”, collectively the “Series F Redeeming Preferred Share”; together with the Series A Redeeming Preferred Shares, the Series B Redeeming Preferred Shares, the Series C Redeeming Preferred Shares, the Series D Redeeming Preferred Shares and the Series E Redeeming Preferred Shares, each a “Redeeming Preferred Share” and collectively the “Redeeming Preferred Shares”) held by such Redeeming Preferred Shareholder, at a price per Series A Redeeming Preferred Share (the “Series A Redemption Price”), Series B Redeeming Preferred Share (the “Series B Redemption Price”), Series C Redeeming Preferred Share (the “Series C Redemption Price”), Series D Redeeming Preferred Share (the “Series D Redemption Price”), Series E Redeeming Preferred Share (the “Series E Redemption Price”), Series F Redeeming Preferred Share (the “Series F Redemption Price”, together with the Series A Redemption Price, the Series B Redemption Price, the Series C Redemption Price, the Series D Redemption Price and the Series E Redemption Price, the “Redemption Price”) equal to the greater of (x) (i) in respect of such Series F Preferred Share, the 100% of the Series F Issue Price with an 8% compound per annum return calculating from the Series F Issue Date to the Redemption Price Payment Date, plus any declared but unpaid dividends on such Share; (ii) in respect of such Series E Preferred Share, the 100% of the Series E Issue Price with an 8% compound per annum return calculating from the Series E Issue Date to the Redemption Price Payment Date (as defined below), plus any declared but unpaid dividends on such Share; (iii) in respect of such Series D Preferred Share, the 100% of the Series D Issue Price with an 8% compound per annum return calculating from the Series D Issue Date to the Redemption Price Payment Date, plus any declared but unpaid dividends on such Share, (iv) in respect of such Series C Preferred Share, the 100% of the Series C Issue Price with an 8% compound per annum return calculating from the Series C Issue Date to the Redemption Price Payment Date, plus any declared but unpaid dividends on such Share, (v) in respect of such Series B Preferred Share, the 100% of the Series B Issue Price with an 8% compound per annum return calculating from the Series B Issue Date to the Redemption Price Payment Date, plus any declared but unpaid dividends on such Share, or (vi) in respect of such Series A Preferred Share, the 100% of the Series A Issue Price with an 8% compound per annum return calculating from the Series A Issue Date to the Redemption Price Payment Date, plus any declared but unpaid dividends on such Share; and (y) the fair market value of the relevant Preferred Shares, which shall be determined by an independent appraisal performed by an independent institution as unanimously approved by the Redeeming Preferred Shareholders holding a majority of the Series A Redeeming Preferred Shares, the Redeeming Preferred Shareholders holding a majority of the Series B Redeeming Preferred Shares, the Redeeming Preferred Shareholders holding a majority of the Series C Redeeming Preferred Shares, the Redeeming Preferred Shareholders holding a majority of the Series D Redeeming Preferred Shares, the Redeeming Preferred Shareholders holding a majority of the Series E Redeeming Preferred Shares, the Redeeming Preferred Shareholders holding a majority of the Series F Redeeming Preferred Shares and the Ordinary Majority, with payment within sixty (60) Business Days after the date of written request by the holders of Preferred Shares or such other date unanimously determined by the Redeeming Preferred Shareholders holding a majority of the Series A Redeeming Preferred Shares, the Redeeming Preferred Shareholders holding a majority of the Series B Redeeming Preferred Shares, the Redeeming Preferred Shareholders holding a majority of the Series C Redeeming Preferred Shares, the Redeeming Preferred Shareholders holding a majority of the Series D Redeeming Preferred Shares, the Redeeming Preferred Shareholders holding a majority of the Series E Redeeming Preferred Shares and the Redeeming Preferred Shareholders holding a majority of the Series F Redeeming Preferred Shares (the “Redemption Price Payment Date”). Notwithstanding the foregoing, in case of the occurrence of Redemption Events (ii), (iii) or (iv) above, the Redeeming Preferred Shareholder who proposed to exercise the redemption rights shall firstly offer the Company and/or the Principals a period of thirty (30) Business Days to cure such situation to the reasonable satisfaction of such Redeeming Preferred Shareholder. Each Redeeming Preferred Shareholder shall not be entitled to all of its rights, including (without limitation) its voting rights, in respect of each Redeeming Preferred Share, provided that the full Redemption Price for such Redeeming Preferred Share is paid on the Redemption Price Payment Date. The redemption rights of Preferred Shares under this Article 8.5 shall terminate upon a Qualified IPO.

B.                                    Insufficient Funds.  If the Company fails to pay on the Redemption Price Payment Date the full Redemption Price in respect of each Redeeming Preferred Share to be redeemed on such date because it has inadequate funds legally available therefor or for any other reason, the funds that are legally available shall nonetheless be paid and applied on the Redemption Price Payment Date, (i) first against each Series F Redeeming Preferred Share in a pro-rata manner in accordance with the relative full amounts owed thereon, (ii) only after the payment in full of the Series F Redemption Price, then against each Series E Redeeming Preferred Share in a pro-rata manner in accordance with the relative full amounts owed thereon, (iii) only after the payment in full of the Series F Redemption Price and the Series E Redemption Price, then against each Series D Redeeming Preferred Share in a pro-rata manner in accordance with the relative full amounts owed thereon, (iv) only after the payment in full of the Series F Redemption Price, the Series E Redemption Price and the Series D Redemption Price, then against each Series C Redeeming Preferred Share in a pro-rata manner in accordance with the relative full amounts owed thereon, (v) only after the payment in full of the Series F Redemption Price, the Series E Redemption Price, the Series D Redemption Price and the Series C Redemption Price, then against each Series B Redeeming Preferred Share in accordance with the relative full amounts owed thereon, and (v) only after the payment in full of the Series F Redemption Price, the Series E Redemption Price, the Series D Redemption Price, the Series C Redemption Price and Series B Redemption Price, then against each Series A Redeeming Preferred Share in a pro-rata manner in accordance with the relative full amount owed thereon (such sequence, the “Redemption Preference”), and the shortfall shall be paid and applied from time to time out of legally available funds immediately as and when such funds become legally available in accordance with the Redemption Preference, first against each Series F Redeeming Preferred Share in accordance with the relative remaining amounts owed thereon, second against each Series E Redeeming Preferred Share in accordance with the relative remaining amounts owed thereon, third against each Series D Redeeming Preferred Share in accordance with the relative remaining amounts owed thereon, fourth against each Series C Redeeming Preferred Share in accordance with the relative remaining amounts owed thereon, fifth against each Series B Redeeming Preferred Share in accordance with the relative remaining amounts owed thereon, and then against each Series A Redeeming Preferred Share in accordance with the relative remaining amounts owed thereon, such that, in any case, the Redemption Price shall not be deemed to have been paid in respect of any Redeeming Preferred Share and the redemption shall not be deemed to have been consummated in respect of any Redeeming Preferred Share on the Redemption Price Payment Date, and each Redeeming Preferred Shareholder shall remain entitled to all of its rights, including (without limitation) its voting rights, in respect of each Redeeming Preferred Share, and each of such Redeeming Preferred Shares shall remain “outstanding” for the purposes of these Articles, until such time as the Redemption Price in respect of such Redeeming Preferred Share has been paid in full (the “Redemption Date”) whereupon all such rights shall automatically cease.  Any portion of the Redemption Price not paid by the Company in respect of any Redeeming Preferred Share on the Redemption Price Payment Date shall continue to be owed to the holder thereof and in the case that the Company has sufficient funds to fully pay the Redemption Price but it intentionally delays such payment other than the delays not attributable to the holders of Class A Ordinary Shares or their respective Affiliates (including each Group Company) or Associates or representative Directors, shall accrue interest at a rate of 25% per annum from the Redemption Price Payment Date.

C.                                    Waivers.  The Company may, with the written consent of the Majority Investors (provided that the Class B Ordinary Shareholders shall not be calculated), and without the need to amend this Article, modify, waive, or deviate from any of the requirements of, or procedures set forth in, this Article, provided that if any such modification, waiver, or deviation has a material adverse effect on any Redeeming Preferred Shareholder as compared on a relative basis to other Redeeming Preferred Shareholder(s), the consent of such Redeeming Preferred Shareholder whose interests are being materially adversely affected shall be required.

D.                                    No Impairment.  Once the Company has received a Redemption Notice, it shall not (and shall not permit any Subsidiary or Members holding Ordinary Shares to) take any action which could have the effect of delaying, undermining or restricting the redemption, and the Company shall in good faith use all reasonable efforts to increase as expeditiously as possible the amount of legally available redemption funds including without limitation, causing any other Group Company to distribute any and all available funds to the Company for purposes of paying the Redemption Price for all Redeeming Preferred Shares on the Redemption Price Payment Date, and until the date on which each Redeeming Preferred Share is redeemed, the Company shall not declare or pay any dividend not otherwise make any distribution of or otherwise decrease its profits available for distribution.

REGISTER OF MEMBERS

9.                                      The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.  The Register of Members shall be the only evidence as to who are the Members entitled to examine the Register of Members or to vote in person or by proxy at any meeting of Members.

FIXING RECORD DATE

10.                               The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to vote at a meeting of the Members, or any adjournment thereof, and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

11.                               If no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members.  When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

12.                               A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued.  Share certificates representing Shares, if any, shall be in such form as the Directors may determine.  Share certificates shall be signed by one or more Directors or other Person authorised by the Directors.  The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process.  All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate.  All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

13.                               The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

14.                               If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES

15.                               The Shares of the Company are subject to transfer restrictions as set forth in the Shareholders Agreement, the Right of First Refusal & Co-Sale Agreement and the applicable Share Restriction Agreement, by and among the Company, certain of its Members and certain other parties thereto.  The Company will register transfers of Shares that are made in accordance with such agreements and will not register transfers of Shares that are made in violation of such agreements.  The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and, if the Directors so require, signed by the transferee).  The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

REDEMPTION AND REPURCHASE OF SHARES

16.                               The Company is permitted to redeem, purchase or otherwise acquire any of the Company’s Shares, so long as such redemption, purchase or acquisition (i) is pursuant to any redemption provisions set forth in these Memorandum and Articles, (ii) is pursuant to the ESOP, or (iii) is as otherwise agreed by the holder of such Share and the Company, subject in the case of clause (ii) or (iii) to compliance with any applicable restrictions set forth in the Shareholders’ Agreement, the Share Restriction Agreement, the Right of First Refusal & Co-Sale Agreement, the Memorandum and these Articles.

17.                               Subject to the provisions of the Statute and these Articles, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company.  Subject to the provisions of the Statute and these Articles, the Directors may authorize the redemption or purchase by the Company of its own Shares in such manner and on such terms as they think fit and may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

18.                               Unless otherwise provided in Article 8, if at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may only be varied with the consent in writing of Members holding not less than 80% of the votes entitled to be cast by holders (in person or by proxy) of Shares on a poll at a general meeting of such class affected by the proposed variation of rights or with the sanction of a resolution of such Members holding not less than 80% of the votes which could be cast by holders (in person or by proxy) of Shares of such class on a poll at a general meeting but not otherwise.

19.                               For the purpose of the preceding Article, all of the provisions of these Articles relating to general meetings shall apply, to the extent applicable, mutatis mutandis, to every such separate meeting except that the necessary quorum shall be one or more Persons holding or representing by proxy at least a majority of the issued Shares of such class and that any Member holding Shares of such class, present in person or by proxy, may demand a poll.

20.                               Subject to Article 8, the rights conferred upon the holders of Shares or any class of Shares shall not, unless otherwise expressly provided by the terms of issue of such Shares, be deemed to be varied by (A) the creation, redesignation, or issue of Shares ranking senior thereto or pari passu therewith, or (B) the impacts or variation of the rights attached to any class of Shares on a pro rata basis.

COMMISSION ON SALE OF SHARES

21.                               The Company may, with the approval of the Board (so long as such approval includes the approval of the Majority Investor Directors and at least one of the Principal Directors), so far as the Statute permits, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company.  Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares.  The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON-RECOGNITION OF INTERESTS

22.                               The Company shall not be bound by or compelled to recognise in any way (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

TRANSMISSION OF SHARES

23.                               If a Member dies, the survivor or survivors where such Member was a joint holder, and his or her legal personal representatives where such Member was a sole holder, shall be the only Persons recognised by the Company as having any title to such Member’s interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share that had been jointly held by such Member.

24.                               Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some Person nominated by him or her as the transferee, but the Directors shall, in any case, have the same right to decline or suspend registration as they would have had in the case of a transfer by that Member before his death or bankruptcy pursuant to Article 15.  If he or she elects to become the holder, he or she shall give written notice to the Company to that effect.

25.                               If the Person so becoming entitled shall elect to be registered as the holder, such Person shall deliver or send to the Company a notice in writing signed by such Person stating that he or she so elects.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

26.                               Subject to Article 8, the Company may by Ordinary Resolution:

A.                                    increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

B.                                    consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

C.                                    by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value;

D.                                    cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person; and

E.                                     perform any action not required to be performed by Special Resolution.

27.                               Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, and subject further to Article 8, the Company may by Special Resolution:

A.                                    change its name;

B.                                    alter or add to these Articles;

C.                                    alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and.

D.                                    reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

28.                               Subject to the provisions of the Statute, the Company may by resolution of the Directors (so long as such approval includes the approval of Majority Investor Directors and at least one of the Principal Directors) change the location of its Registered Office.

GENERAL MEETINGS

29.                               All general meetings other than annual general meetings shall be called extraordinary general meetings.

30.                               The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it.  The annual general meeting shall be held at such time and place as the Directors shall appoint.  At these meetings, the report of the Directors (if any) shall be presented.

31.                               The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

32.                               A Members requisition is a requisition of Members of the Company holding, on the date of deposit of the requisition, not less than ten percent (10%) of the paid up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company.

33.                               The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

34.                               If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

35.                               A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

36.                               At least ten (10) days’ notice shall be given of any general meeting unless otherwise provided herein or such notice is waived either before, at or after such meeting by (i) the Members (or their proxies) holding a majority of the aggregate voting power of all of the Ordinary Shares entitled to attend and vote thereat (including the Preferred Shares on an as converted basis), (ii) the Majority Investors, and (iii) the Ordinary Majority.  Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed all by (i) the Members (or their proxies) holding a majority of the aggregate voting power of all of the Ordinary Shares entitled to attend and vote thereat (including the Preferred Shares on an as converted basis), (ii) the Majority Investors, and (iii) the Ordinary Majority.

37.                               The officer of the Company who has charge of the Register of Members of the Company shall prepare and make, at least two (2) days before every general meeting, a complete list of the Members entitled to vote at the general meeting, arranged in alphabetical order, and showing the address of each Member and the number of shares registered in the name of each Member.  Such list shall be open to examination by any Member for any purpose germane to the meeting, during ordinary business hours, for a period of at least two (2) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held.  The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member of the Company who is present.

PROCEEDINGS AT GENERAL MEETINGS

38.                               The holders of a majority of the aggregate voting power of all of the Ordinary Shares entitled to notice of and to attend and vote at such general meeting (including the Preferred Shares on an as converted basis), the Majority Series A Investors, the Majority Series B Investors, the Majority Series C Investors, the Majority Series D Investors, the Majority Series E Investors, the Majority Series F Investors and the Ordinary Majority together present in person or by proxy or if a company or other non-natural Person by its duly authorised representative shall be a quorum.  Subject to Article 41, no business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business.

39.                               A Person may participate at a general meeting by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other.  Participation by a Person in a general meeting in this manner is treated as presence in person at that meeting.

40.                               Subject to compliance with the other provisions of the Articles, a resolution in writing (in one or more counterparts) shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting of the Company if:

A.                                    in the case of a Special Resolution, it is signed by all Members entitled to vote to be deemed effective under the Statute; or

B.                                    in the case of any resolution passed other than as a Special Resolution, it is signed by all Members entitled to vote (calculated in accordance with Article 8.4(A)) (or, being companies, signed by their duly authorised representative).

41.                               A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment.  If, however, such quorum shall not be present or represented at any general meeting, the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares of the Company represented at the meeting may adjourn the meeting from time to time, until a quorum shall be present or represented; provided that, a written notice of each meeting, agenda of the business to be transacted at the meeting and, to the extent reasonably practicable, all documents and materials to be circulated at or presented to the meeting shall be sent to all the Members entitled to receive notice of the meeting at least ten (10) Business Days before the meeting and a copy of the minutes of the meeting shall be sent to such Members, and if notice of such meeting has been duly delivered to all Members ten (10) Business Days prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within half an hour from the time appointed for the meeting solely because of the absence of any of the Members, the meeting shall be adjourned to the third (3th) following Business Day at the same time and place (or to such other time or such other place as the directors may determine) with notice delivered to all Members one (1) day prior to the adjourned meeting in accordance with the notice procedures under Articles 105 and 107 through 109 and if at the adjourned meeting the quorum is not present within half an hour from the time appointed for the meeting solely because of the absence of such former absent Members, then the requirement that such Members be present for a quorum to be established shall not apply to such adjourned meeting for purposes of establishing a quorum.  At such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally notified.

42.                               The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he or she shall not be present within ten (10) minutes after the time appointed for the holding of the meeting, or is unwilling or unable to act, the Directors present shall elect one of their number, or shall designate a Member, to be chairman of the meeting.

43.                               With the consent of a general meeting at which a quorum is present, the chairman may (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.  When a general meeting is adjourned, notice of the adjourned meeting shall be given as in the case of an original meeting.

44.                               A resolution put to the vote of the meeting shall be decided by poll and not on a show of hands.

45.                               On a poll a Member shall have one vote for each Ordinary Share he holds on an as converted basis, unless any Share carries special voting rights.

46.                               Except on a poll on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

47.                               A poll on a question of adjournment shall be taken forthwith.

48.                               A poll on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

VOTES OF MEMBERS

49.                               Except as otherwise required by Law or these Articles, the Ordinary Shares and the Preferred Shares shall vote together on an as converted and fully diluted basis on all matters submitted to a vote of Members.

50.                               In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

51.                               A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his or her committee, receiver, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, or other Person may vote by proxy.

52.                               No Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class or series of Shares unless he or she is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by such Member in respect of Shares have been paid.

53.                               No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid.  Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

54.                               Votes may be cast either personally or by proxy.  A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting.

55.                               A Member holding more than one Share need not cast the votes in respect of his or her Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him or her, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he or she is appointed either for or against a resolution and/or abstain from voting.

PROXIES

56.                               The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his or her attorney duly authorised in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorised for that purpose.  A proxy need not be a Member of the Company.

57.                               The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, no later than the time for holding the meeting or adjourned meeting.

58.                               The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked.  An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

59.                               Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

60.                               Any corporation or other non-natural Person that is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such Person as it thinks fit to act as its representative at any meeting of the Company or any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

61.                               Shares in the Company that are beneficially owned by the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

APPOINTMENT OF DIRECTORS

62.                               The authorized number of directors on the Board shall be up to eleven (11) directors, with the composition of the Board determined as follows: (a) Main Access shall have right to designate, appoint, remove, replace and reappoint two (2) directors on the Board (the “Main Access Directors”), (b) Cloopen Co., Ltd. shall have right to designate, appoint, remove, replace and reappoint two (2) directors on the Board (the “Principal Directors”) and one of the Principal Directors shall be the Chairman of the Board (the “Chairman”), (c) Sequoia Entities shall be exclusively entitled to jointly designate, appoint, remove, replace and reappoint at any time or from time to time two (2) directors on the Board (the “Sequoia Directors”), (d) Trustbridge shall have right to designate, appoint, remove, replace and reappoint two (2) directors (the “Trustbridge Directors”), (e) PAC shall have the right to designate, appoint, remove, replace and reappoint one (1) director (the “PAC Director”), (f) PEL shall have the right to designate, appoint, remove, replace and reappoint one (1) director (the “PEL Director”), (g) New Oriental shall have the right to designate, appoint, remove, replace and reappoint one (1) director (the “New Oriental Director”, collectively with the Trustbridge Directors, the Main Access Directors, the Sequoia Directors, the PAC Director, the PEL Director and the Tencent Director (if applicable), the “Investor Directors”).  In case the IPO is not consummated within one (1) year following the Closing, Tencent shall have the right to designate, appoint, remove, replace and reappoint one (1) director (the “Tencent Director”) as an Investor Director, and the Board is expanded to twelve (12) members. In case the IPO is not consummated within one (1) year following the Closing, CVC shall have the right to designate, appoint, remove, replace and reappoint one (1) director (the “CVC Director”) as an Investor Director, and the Board is expanded to thirteen (13) members. Subject to the applicable Laws, if there is a vacancy for the seat of the Principal Director not held by Mr. SUN Changxun, the voting rights and other director’s rights of such vacant Principal Director shall vest to Mr. SUN Changxun, so long as he is the other Principal Director then, until the vacancy has been filled in accordance with this Article 62.  Each of the Investors shall have the right to designate, appoint, remove, replace and reappoint one (1) non-voting observer, respectively, to attend all meetings of the Board (whether in person, telephonic or other) in a non-voting observer capacity. The Company shall give each such non-voting observer copies of all notices, minutes, consents and all other material that it provides to the Directors.

POWERS OF DIRECTORS

63.                               Subject to the provisions of the Statute, the Memorandum and these Articles and to any directions given by Special Resolution, the business of the Company shall be managed by or under the direction of the Directors who may exercise all the powers of the Company; provided, however, that the Company shall not carry out any action inconsistent with Article 8.  No alteration of the Memorandum or these Articles and no such direction shall invalidate any prior act of the Directors that would have been valid if that alteration had not been made or that direction had not been given.  A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

64.                               All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine.

65.                               Subject to Article 8, the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

66.                               Subject to Article 8, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture shares, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

VACATION OF OFFICE AND REMOVAL OF DIRECTOR

67.                               The office of a Director shall be vacated if:

A.                                    such Director gives notice in writing to the Company that he or she resigns the office of Director; or

B.                                    such Director dies, becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally; or

C.                                    such Director is found to be or becomes of unsound mind.

68.                               Any Director who shall have been elected by a specified group of Members may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the group of Members then entitled to elect such Director in accordance with Article 62, given at a special meeting of such Members duly called or by an action by written consent for that purpose.  Any vacancy in the Board of Directors caused as a result of such removal or one or more of the events set out in Article 67 of any Director who shall have been elected by a specified group of Members, may be filled by, and only by, the affirmative vote of the group of Members then entitled to elect such Director in accordance with Article 62, given at a special meeting of such Members duly called or by an action by written consent for that purpose, unless otherwise agreed upon among such Members.

PROCEEDINGS OF DIRECTORS

69.                               A Director may by a written instrument appoint an alternate who need not be a Director, and an alternate is entitled to attend meetings in the absence of the Director who appointed him and to vote or consent in place of the Director.  At all meetings of the Board of Directors a majority of the number of the Directors in office elected in accordance with Article 62 that includes at least one of the Sequoia Directors, at least one of the Main Access Directors, at least one of the Trustbridge Directors, at least one of the Principal Directors, the PAC Director, the New Oriental Director, the Tencent Director (if applicable) and the CVC Director (if applicable) shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the Directors present (in person or in alternate) at any meeting at which there is a quorum, shall be the act of the Board of Directors, except as may be otherwise specifically provided by the Statute, the Memorandum or these Articles.  If only one Director is elected, such sole Director shall constitute a quorum.  If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting, until a quorum shall be present, provided that, a written notice of each meeting, agenda of the business to be transacted at the meeting and, to the extent reasonably practicable, all documents and materials to be circulated at or presented to the meeting shall be sent to all the Directors entitled to receive notice of the meeting at least ten (10) Business Days before the meeting and a copy of the minutes of the meeting shall be sent to such Directors, and if notice of the board meeting has been duly delivered to all directors of the Board ten (10) Business Days prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within half an hour from the time appointed for the meeting solely because of the absence of any Director, the meeting shall be adjourned to the third (3rd) following Business Day at the same time and place (or to such other time or such other place as the directors may determine) with notice delivered to all directors one (1) day prior to the adjourned meeting and, if at the adjourned meeting, the quorum is not present within half an hour from the time appointed for the meeting solely because of the absence of such Director, then the presence of such Director shall not be required at such adjourned meeting solely for purpose of determining if a quorum has been established. The Chairman of the Board shall have a casting vote in the event of an equality of voting, provided that with respect to any matter listed in Article 8.4(B), the consent of the Majority Investors and/or the Majority Investor Directors, as the case may be, shall be obtained in accordance with the provisions of Article 8.4(B).

70.                               Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit, provided however that the board meetings shall be held at least once every three (3) months unless the Board otherwise approves (so long as such approval includes the approval of the Majority Investor Directors and at least one of the Principal Directors) and that a written notice of each meeting, agenda of the business to be transacted at the meeting and all documents and materials to be circulated at or presented to the meeting shall be sent to all Directors entitled to receive notice of the meeting at least ten (10) Business Days before the meeting and a copy of the minutes of the meeting shall be sent to such Persons.

71.                               A Person may participate in a meeting of the Directors or committee of the Board of Directors by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other at the same time.  Participation by a Person in a meeting in this manner is treated as presence in person at that meeting.  Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

72.                               A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Board of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of the Board of Directors as the case may be, duly convened and held.

73.                               Meetings of the Board of Directors may be called by any Director on forty-eight (48) hours’ notice to each Director in accordance with Articles 105 through 109.

74.                               The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

75.                               The Directors may elect a chairman of their board and determine the period for which he or she is to hold office; but if no such chairman is elected, or if at any meeting the chairman shall not be present within ten (10) minutes after the time appointed for holding the same, the Directors present may choose one of their members to be chairman of the meeting.

76.                               All acts done by any meeting of the Directors or of a committee of the Board of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and qualified to be a Director.

DIRECTORS’ INTERESTS

77.                               Subject to Article 80, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

78.                               Subject to Article 80, a Director may act by himself or herself or his or her firm in a professional capacity for the Company and such Director or firm shall be entitled to remuneration for professional services as if such Director were not a Director.

79.                               Subject to Article 80, a Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as Member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by such Director as a director or officer of, or from his or her interest in, such other company.

80.                               In addition to any further restrictions set forth in these Articles, no Person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested (each, an “Interested Transaction”) be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such Interested Transaction by reason of such Director holding office or of the fiduciary relation thereby established, and any such director may vote at a meeting of directors on any resolution concerning a matter in which that director has an interest (and if he votes his vote shall be counted) and shall be counted towards a quorum of those present at such meeting, in each case so long as the material facts of the interest of each Director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith to and are known by the other Directors.  A general notice or disclosure to the Directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof that a Director is a member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under this Article.

MINUTES

81.                               The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any series of Shares and of the Directors, and of committees of the Board of Directors including the names of the Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

82.                               Subject to these Articles, the Board of Directors may, with prior consent of the Majority Investor Directors and at least one of the Principal Directors, establish any committees and approve the delegation of any of their powers to any committee consisting of one or more Directors.  The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee.

83.                               The Board of Directors may also, with prior consent of the Majority Investor Directors and at least one of the Principal Directors, delegate to any managing Director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by such Person provided that the appointment of a managing Director shall be revoked forthwith if he or she ceases to be a Director.  Any such delegation may be made subject to any conditions the Board of Directors may, with prior consent of the Majority Investor Directors and at least one of the Principal Directors, impose and either collaterally with or to the exclusion of their own powers and may be revoked or altered.

84.                               Subject to these Articles, the Directors may by power of attorney or otherwise appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him or her.

85.                               Subject to these Articles, the Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit.  Unless otherwise specified in the terms of an officer’s appointment, an officer may be removed by resolution of the Directors or Members.

NO MINIMUM SHAREHOLDING

86.                               There is no minimum shareholding required to be held by a Director.

REMUNERATION OF DIRECTORS

87.                               The remuneration to be paid to the Directors, if any, shall be such remuneration as determined by the Board (so long as such determination includes the approval of each of the Investor Directors, however, if the accumulative amount of the remuneration of all Directors exceeds US$100,000 per year, then such remuneration requires further approval of at least one of the Principal Directors). The Directors shall also be entitled to be paid all reasonable travelling, hotel and other out-of-pocket expenses properly incurred by them in connection with their attendance at meetings of the Board of Directors or committees of the Board of Directors, or general meetings of the Company, or separate meetings of the holders of any series of Shares or debentures of the Company, or otherwise performing their duties as Directors and committee members.

88.                               The Directors may by resolution of the majority of the Board approve additional remuneration (so long as such approval includes the approval of each of the Investor Directors, however, if the accumulative amount of the remuneration of all Directors exceeds US$100,000 per year, then such remuneration requires further approval of at least one of the Principal Directors) to any Director for any services other than his or her ordinary routine work as a Director.  Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity, shall be in addition to his or her remuneration as a Director.

SEAL

89.                               The Company may, if the Directors so determine, have a Seal.  The Seal shall only be used by the authority of the Directors or of a committee of the Board of Directors authorised by the Board of Directors.  Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or some officer or other Person appointed by the Directors for the purpose.

90.                               The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

91.                               A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his or her signature alone to any document of the Company required to be authenticated by him or her under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

92.                               Subject to the Statute and these Articles (including Article 8), the Directors may declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the assets of the Company lawfully available therefor.  No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

93.                               All dividends and distributions shall be declared and paid in accordance with the provisions of Article 8.

94.                               The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by such Member to the Company on account of calls or otherwise.

95.                               Subject to the provisions of Article 8, the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

96.                               Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct.  Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent.  Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other monies payable in respect of the Share held by them as joint holders.

97.                               No dividend or distribution shall bear interest against the Company, except as expressly provided in these Articles.

98.                               Any dividend that cannot be paid to a Member and/or that remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member.  Any dividend that remains unclaimed after a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALIZATION

99.                               Subject to these Articles, including but not limited to Article 8, the Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend as set forth in Article 8 hereof and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid.  In such event, the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned).  The Directors may authorise any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

100.                        The Directors shall cause proper books of account to be kept at such place as they may from time to time designate with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company.  Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.  The Directors shall from time to time determine whether and to what extent and at what times and places, and under what conditions or regulations, the accounts and books of the Company or any of them shall be open to inspection of Members not being Directors and no such Member shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or the Company in general meeting or in a written agreement binding on the Company.

101.                        The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by Law.

AUDIT

102.                        The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix the Auditor’s remuneration.

103.                        Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

104.                        Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an exempted company and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

105.                        Except as otherwise provided in these Articles, notices shall be in writing.  Notice may be given by the Company to any Member or Director either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to such Member or Director (as the case may be) or to the address of such Member or Director as shown in the Register of Members or the Register of Directors (as the case may be) (or where the notice is given by electronic mail by sending it to the electronic mail address provided by such Member or Director).

106.                        Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days (not including Saturdays or Sundays or public holidays) after the letter containing the same is sent as aforesaid.  Where a notice is sent by fax to a fax number provided by the intended recipient, service of the notice shall be deemed to be effected when the receipt of the fax is acknowledged by the recipient.  Where a notice is given by electronic mail to the electronic mail address provided by the intended recipient, service shall be deemed to be effected when the receipt of the electronic mail is acknowledged by the recipient.

107.                        A notice may be given by the Company to the Person or Persons that the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices that are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

108.                        Notice of every general meeting shall be given in any manner hereinbefore authorised to every Person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his or her being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his or her death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

109.                        Whenever any notice is required by Law or these Articles to be given to any Director, member of a committee or Member, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

WINDING UP

110.                        If the Company shall be wound up, assets available for distribution amongst the Members shall be distributed, in accordance with Article 8.

111.                        If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and, subject to Article 8, determine how the division shall be carried out as between the Members or different classes of Members.  The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

112.                        To the maximum extent permitted by applicable Law and subject to the terms of any director indemnification agreement (if any), the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty, and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office or trust unless the same shall happen through the fraud or dishonesty of such Director or officer or trustee.  Except with respect to proceedings to enforce rights to indemnification pursuant to this Article, the Company shall indemnify any such indemnitee pursuant to this Article in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.  The right to indemnification conferred in this Article shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent provided by, and subject to the requirements of, applicable Law, so long as the indemnitee agrees with the Company to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article.

113.                        To the maximum extent permitted by applicable Law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty respectively.

FINANCIAL YEAR

114.                        Unless the Directors otherwise prescribe, the financial year of the Company shall end on the 31st of December in each year and, following the year of incorporation, shall begin on the 1st of January in each year.

TRANSFER BY WAY OF CONTINUATION

115.                        If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution and the written consent of the Majority Investors and the Ordinary Majority, have the power to register by way of continuation as a body corporate under the Laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

116-119.  Reserved.

DRAG ALONG RIGHTS

120.                        At any time before a Qualified IPO, subject to the approval of Majority Investors, if Majority Series F Investors, Majority Series E Investors, the Majority Series D Investors, the holders of more than sixty-seven percent (67%) of Series C Preferred Shares, the Majority Series B Investors and the Majority Series A Investors, each voting as a single class on an as-converted basis(such holders of the Preferred Shares are referred to as the “Drag Holders”) all agree to accept an offer to sell all of the equity or assets of all of the Group Companies, or the business conducted by these Group Companies to any Person (the “Offeror”) (such accepted offer is hereinafter referred to as the “Approved Sale”), provided that in such offer the valuation of the Group Companies shall be no less than US$2,000,000,000, then at the request of the Drag Holders, the Company shall promptly deliver a written notice (the “Drag-Along Notice”) to notify each other holder of the Equity Securities of the Company such acceptance and the material terms and conditions of such proposed Approved Sale, whereupon each such holder shall, subject to the provisions hereunder, in accordance with instructions received from the Company at the direction of the Drag Holders:

(A)                   sell, at the same time as the Drag Holders sell to the Offeror, in the Approved Sale, all of its Equity Securities of the Company, on the same terms and conditions as were agreed to by the Drag Holders; provided, however, that such terms and conditions, including the price paid or received per Equity Security of the Company, shall be the same irrespective of any different classes of the Equity Securities of the Company and provided, however, further that each Approved Sale shall be a Deemed Liquidation Event and the proceeds therefrom shall be distributed in accordance with Article 8.2(B) of this Memorandum and Articles;

(B)                   vote, or give his written consent with respect to, all the Equity Securities of the Company directly or indirectly held by it (a) in favor of such Approved Sale and in opposition of any proposal that could reasonably be expected to delay or impair the consummation of any such Approved Sale, (b) against any other consolidation, recapitalization, amalgamation, merger, sale of securities, sale of assets, business combination, or transaction that would interfere with, delay, restrict, or otherwise adversely affect such Approved Sale, and (c) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to such Approved Sale or that could result in any of the conditions to the closing obligations under such agreement(s) not being fulfilled, and, in connection therewith, to be present (in person or by proxy) at all relevant meetings of the shareholders of the Company (or adjournments thereof) or to approve and execute all relevant written consents in lieu of a meeting;

(C)                   not exercise any dissenters’ or appraisal rights under applicable Law with respect to such Approved Sale;

(D)                   transfer all of its Equity Securities of the Company in such Approved Sale to the proposed purchaser at the same price and upon the same terms and conditions as the Drag Holders;

(E)                    take all necessary actions in connection with the consummation of such Approved Sale as reasonably requested by the Drag Holders, including but not limited to the execution and delivery of any share transfer or other agreements prepared in connection with such Approved Sale, and the delivery, at the closing of such Approved Sale involving a sale of Shares, of all or corresponding (as applicable) certificates representing the Equity Securities held or controlled by such holder, duly endorsed for transfer or accompanied by a duly executed share transfer form, or affidavits and indemnity undertakings with respect to lost certificates.

The Drag-Along Notice can be withdrawn effectively only by the acceptance of all holders of the Equity Securities of the Company in writing. Once the withdrawal is effective, any new Drag-Along Notice can be delivered at the request of the Drag-Holders subject to terms and conditions set forth hereof in Article 120.

121.                        After the date upon which the Drag-along Notice is delivered, in the event that there are offers from any Person other than the Offeror (the “New Offeror”, collectively as “New Offerors”) to any holder of Equity Securities other than the Drag Holders to buy all of the equity or assets of all of the Group Companies, or the business conducted by these Group Companies, provided that the valuation of the Group Companies in such offer is not less than US$ 2,000,000,000 (such transaction is hereinafter referred to as the “New Sale”):

(A)           if there is any agreement executed between the Offeror and the Drag Holders, with the binding effect of prohibiting such Drag Holders from seeking, contacting, negotiating, committing or executing an agreement with any third party other than the Offeror within a given period determined by the Drag Holders (such clauses in the agreement is hereafter referred to as the “Exclusion Clause”, and if the given period is more than 6 months, it shall be further agreed by Main Access and PAC), then all holders of the Equity Securities shall refrain from seeking, contacting, negotiating, committing or executing any form of agreements with any of the New Offeror with respect to the New Sale that would constitute breach of such Exclusion Clause;

(B)           if there is no binding agreement containing such Exclusion Clause executed between the Offeror and the Drag Holders, or such Exclusion Clause is invalid, terminated or expired, then the Drag Holders shall have sole discretion to request the other holders of the Equity Securities to execute Decisive Agreements with the Offeror or any of the New Offerors, and the other holders of the Equity Securities shall, use their best efforts, to execute the Decisive Agreement and consummate the sale contemplated thereunder, provided that:

i.                      the Decisive Agreement shall be executed with the offeror who offers the highest purchase price of the Group Companies among all offerors;

ii.                   if there are more than one (1) offeror both offering the highest purchase price of the Group Companies, the Decisive Agreement shall be executed with the offeror who can execute the Decisive Agreement the soonest;

iii.                notwithstanding the above (a) and (b), if the offeror offering the highest valuation of the Group Companies fails to execute the Decisive Agreement with the holders of the Equity Securities, then the Drag Holders are entitled to, in their reasonable opinion, execute the Decisive Agreement with other offeror who offers lower valuation but can execute and consummate the Decisive Agreement promptly.

Once the offeror with whom the Decisive Agreement will be executed is determined by the Drag Holders (the “Determined Offeror”), whether by applying the terms and conditions set forth in Article 120 or Article 121 hereof, the other holders of the Equity Securities will receive the final version of the Decisive Agreement. Then if such Determined Offeror requests the execution of the Decisive Agreement, the Drag Holders shall issue a written notice of its decision to the Company and other holders of the Equity Securities to execute the Decisive Agreement with such Determined Offeror. However, within five (5) Business Days after receipt of such written notice, any holder of the Equity Securities other than the Drag Holders can choose to buy out the shares (all of its Equity Securities of the Company) and issue a notice of buy-out (the “Buy-out Notice”) to the Drag Holders at terms not less favorable than the Determined Offeror (such offer is hereinafter referred to as the “Preferential Sale”, and for avoidance of doubt, any holder of the Equity Securities other than the Drag Holders, including Main Access, obtaining over 50% of the Group Company’s voting power, on a fully-diluted basis, as a result of the Preferential Sale will not trigger or be deemed as the occurrence of the Deemed Liquidation Event), then after receipt of the Buy-out Notice, the Drag Holder shall request all other holders of the Equity Securities to execute the Decisive Agreement with such holder within seven (7) Business Days from the date of the receipt of the Buy-out Notice. For avoidance of doubt, if no holder of the Equity Securities other than the Drag Holders responds in writing within the five (5) Business Days period aforementioned, then the holder shall not be entitled to exercise its right of a Preferential Sale within the relevant Restriction Period (as defined below) applicable to the applicable Determined Offeror.

However, if such holder requesting Preferential Sale fails to execute the Decisive Agreement in regard to the Preferential Sale with all of the other holders of the Equity Securities within seven (7) Business Days after the issuance date of the Buy-out Notice, then the Drag Holders are entitled to request all holders of the Equity Securities to execute the Decisive Agreement with the Determined Offeror and all holders of the Equity Securities shall be obliged to execute the Decisive Agreement with the Determined Offeror upon such request.

122.                        In any Sale (as defined below), (i) each holder of Equity Securities participating in such Sale shall bear a proportionate share (based upon the relative proceeds received in such transaction) of the expenses reasonably incurred in the transaction, including, without limitation, legal, accounting and investment banking fees and expenses, and (ii) each such holder shall severally, not jointly, join on a pro rata basis (based upon the relative proceeds received in such transaction) in any indemnification or other obligations that are part of the terms and conditions of such Sale (other than those that relate specifically to a particular holder, such as indemnification with respect to representations and warranties given by such holder regarding such holder’s title to and ownership of shares, due authorization, enforceability, and no conflicts, which shall instead be given solely by such holder) but only up to the net proceeds paid to such holder in connection with such Sale.  Without limiting the foregoing sentence, no such holder who is not an employee or officer or controlling shareholder of a Group Company shall be required to make any representations or warranties other than with respect to itself (including due authorization, title to shares, enforceability of applicable agreements, and similar representations and warranties).

123.                        In the event that any such holder fails for any reason to take any of the foregoing actions hereunder following the Drag-Along Notice, such holder hereby grants an irrevocable power of attorney and proxy to any Director approving the Sale to take all necessary actions and execute and deliver all documents deemed by such Director to be reasonably necessary to effectuate the terms hereof.

124.                        None of the transfer restrictions set forth in the Right of First Refusal & Co-Sale Agreement and the applicable Share Restriction Agreement shall apply in connection with the Sale.

125.                        In the event that any of the Drag-Holders fails to execute a Decisive Agreement with the Determined Offeror within twelve (12) months after the date of the Drag-Along Notice (the “Restriction Period”), then within six (6) months after expiration of the Restriction Period (the “Release Period”), Main Access, PAC, Tencent, New Oriental or CVC is entitled to execute a Decisive Agreement with any Person (the “Main Access Successor”, “PAC Successor”, “Tencent Successor”, “New Oriental Successor” or “CVC Successor”, as the case maybe) to sell part or all of its Equity Securities of the Company (such transaction is hereinafter referred to as the “Special Sale”, collectively with the Approved Sale, Preferential Sale and New Sale, the “Sale”), provided that the Main Access Successor, PAC Successor, Tencent Successor, New Oriental Successor or CVC Successor (as the case may be), in purchasing Main Access’s Equity Securities, PAC’s Equity Securities, Tencent’s Equity Securities, New Oriental’s Equity Securities or CVC’s Equity Securities (as the case may be), shall agree to be fully bound by and comply with any terms or conditions and enjoy the rights, as if it were the Main Access, PAC, Tencent, New Oriental or CVC hereunder, set forth in Right of First Refusal & Co-Sale Agreement from Section 4.1 to 4.9, and Memorandum from Article 120 to 129 hereof, which are applicable to Main Access (the “Main Access Terms”), PAC (the “PAC Terms”), Tencent (the “Tencent Terms”), New Oriental (the “New Oriental Terms”) or CVC (the “CVC Terms”), as the case may be.

126.                        Within the Release Period, the Drag-Holders are not entitled to request the delivery of a new Drag-Along Notice to restrain Main Access’s rights, PAC’s rights, Tencent’s rights, New Oriental’s rights or CVC’s rights set forth in Article 125 hereof, unless such request is approved by the consensus of all holders of the Equity Securities (including Main Access, PAC, Tencent and New Oriental and CVC).

127.                        In the event that Main Access, PAC, Tencent, New Oriental or CVC fails to execute a Decisive Agreement with the Main Access Successor, PAC Successor, Tencent Successor, New Oriental Successor or CVC Successor (as the case may be) within the Release Period, the Drag-Holders will be entitled to, but not be obligated to, request the delivery of a new Drag-Along Notice at any time immediately after the expiration of such Release Period. Once a new Drag-Along Notice is issued, Main Access, PAC, Tencent, New Oriental or CVC (as the case may be) shall be immediately restrained from selling its Equity Securities to any Person until the expiration of such new Restriction Period, thereafter, a new Release Period shall be applied.

128.                        In the event that Main Access, PAC, Tencent, New Oriental or CVC executes a Decisive Agreement with the Main Access Successor, PAC Successor, Tencent Successor, New Oriental Successor  or CVC Successor (as the case may be) within the Release Period, and such Special Sale is not consummated within the Release Period, the Main Access Successor, PAC Successor, Tencent Successor, New Oriental Successor or CVC Successor will immediately be subject to the Main Access Terms, the PAC Terms, the Tencent Terms, the New Oriental Terms or the CVC Terms (as the case may be) upon the expiry of the Release Period. If the Drag-Holders deliver a new Drag-Along Notice after the expiry of the Release Period, then the Main Access Successor, PAC Successor, Tencent Successor, New Oriental Successor or CVC Successor (as the case may be) shall be subject to the new Drag-Along Notice.

129.                        In the event that Main Access, PAC, Tencent, New Oriental or CVC executes a Decisive Agreement with the Main Access Successor, PAC Successor, Tencent Successor, New Oriental Successor or CVC Successor (as the case may be)  within the Release Period, and such Special Sale is consummated within the Release Period, the Release Period will be immediately expired and the Main Access Successor, PAC Successor, Tencent Successor, New Oriental Successor or CVC Successor will immediately be subject to the Main Access Terms, PAC Terms, Tencent Terms, New Oriental Terms or CVC Terms (as the case may be) upon the consummation of the Special Sale. If the Drag-Holders deliver a new Drag-Along Notice after the consummation of the Special Sale, then the Main Access Successor, PAC Successor, Tencent Successor, New Oriental Successor or CVC Successor (as the case may be) shall be subject to the new Drag-Along Notice.

Notwithstanding any contrary provisions in these Articles, any transfer of Shares by or to Main Access pursuant to these Articles (including Articles 120 to 129) shall be subject to applicable rules and regulations of the Investors including without limitation the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (“Listing Rules”) which is applicable to Main Access. Should there be any conflict between these Articles with the Listing Rules, the Listing Rules shall prevail and any failure by Main Access to perform any of its obligations hereunder as a result of conflict in applicable Listing Rules shall not be regarded as a breach.

CALL ON SHARES

130.                        The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their Shares (whether on account of the nominal value of the Shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one (1) month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen (14) days’ notice specifying the time or times of payment) pay to the Company at the specified time or times the amount called on the Shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by installments.

131.                        A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

FORFEITURE OF SHARES

132.                        If a Member fails to pay any call or installment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, installment or payment remains unpaid, give notice requiring payment of any part of the call, installment or payment that is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen (14) days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the Shares in respect of which such notice was given will be liable to be forfeited.

133.                        If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited Share and not actually paid before the forfeiture.

134.                        A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Directors see fit.

135.                        A person whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture, were payable by him to the Company in respect of the Shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the Shares.

136.                        A certificate in writing under the hand of one (1) Director or the Secretary of the Company that a Share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact stated therein as against all persons claiming to be entitled to the Share. The Company may receive the consideration given for the Share on any sale or disposition thereof and may execute a transfer of the Share in favor of the person to whom the Share is sold or disposed of and he shall thereupon be registered as the holder of the Share and shall not be bound by the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

137.                        The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the nominal value of the Share or by way of premium as if the same had been payable by virtue of a call duly made and notified.